Exhibit 2.01


                                                            EXECUTION COPY

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                        AGREEMENT AND PLAN OF MERGER


                                   AMONG


                               PRUDENTIAL PLC

                        HOLBORN DELAWARE PARTNERSHIP

                            ASCEND MERGER CORP.


                                    AND


                        AMERICAN GENERAL CORPORATION



                         DATED AS OF MARCH 11, 2001

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                             TABLE OF CONTENTS

                                                                         PAGE

                                 ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME...................2

1.1  The Merger.............................................................2
1.2  Closing................................................................2
1.3  Effective Time.........................................................2
1.4  Change in Structure....................................................3

                                 ARTICLE II
                       ARTICLES OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION...................3

2.1  The Articles of Incorporation..........................................3
2.2  The Bylaws.............................................................3

                                ARTICLE III
                           OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION.......................3

3.1  Directors..............................................................3
3.2  Officers...............................................................4

                                 ARTICLE IV
                       EFFECT OF THE MERGER ON STOCK;
                           EXCHANGE OF CERTIFICATES.........................4

4.1  Effect on Stock........................................................4
      (a) Merger Consideration..............................................4
      (b) Cancellation of Common Shares.....................................5
      (c) Merger Sub........................................................5
      (d) Issuance of Surviving Corporation Shares..........................6
      (e) Issuance of Parent Ordinary Shares................................6
4.2  Exchange of Certificates for Shares....................................6
      (a) Exchange Agent and Procedures.....................................6
      (b) Distributions with Respect to Unexchanged Shares..................8
      (c) Closing of Transfer Books.........................................8
      (d) Fractional Shares.................................................8
      (e) Termination of Entitlement........................................9
      (f) Lost, Stolen or Destroyed Certificates............................9
      (g) Withholding Taxes.................................................9
4.3  Dissenters' Rights....................................................10
4.4  Adjustments to Prevent Dilution.......................................11

                                 ARTICLE V
                        REPRESENTATIONS AND WARRANTIES.....................11

5.1  Standard..............................................................11
5.2  Representations and Warranties of the Company.........................12
      (a) Organization, Good Standing and Qualification....................13
      (b) Capital Structure................................................14
      (c) Corporate Authority; Approval and Fairness.......................15
      (d) Governmental Filings; No Violations..............................15
      (e) Company Reports; Financial Statements; Undisclosed
            Liabilities; Statutory Statements..............................17
      (f) Absence of Certain Changes.......................................18
      (g) Litigation.......................................................19
      (h) Employee Benefits................................................19
      (i) Compliance with Laws; Permits....................................21
      (j) Takeover Statutes................................................22
      (k) Taxes............................................................22
      (l) Intellectual Property............................................23
      (m) Brokers and Finders..............................................23
      (n) Insurance Business...............................................23
      (o) Material Contracts...............................................24
      (p) Environmental Matters............................................24
      (q) Risk Management; Derivatives.....................................25
      (r) Tax Status.......................................................26
5.3  Representations and Warranties of Parent..............................26
      (a) Organization, Good Standing and Qualification....................26
      (b) Capital Structure................................................27
      (c) Corporate Authority; Approval and Fairness.......................28
      (d) Governmental Filings; No Violations..............................29
      (e) Parent Reports; Financial Statements; Undisclosed
            Liabilities....................................................30
      (f) Absence of Certain Changes.......................................31
      (g) Litigation.......................................................32
      (h) Employee Benefits................................................32
      (i) Compliance with Laws.............................................33
      (j) Taxes............................................................33
      (k) Intellectual Property............................................33
      (l) Brokers and Finders..............................................34
      (m) Insurance Business...............................................34
      (n) Material Contracts...............................................34
      (o) Environmental Matters............................................35
      (p) Merger Accounting................................................35
      (q) Risk Management; Derivatives.....................................35
      (r) Tax Status.......................................................36
      (s) Merger Sub's Operations..........................................36

                                 ARTICLE VI
                                   COVENANTS...............................36

6.1  Company Interim Operations............................................36
6.2  Parent Interim Operations.............................................40
6.3  Acquisition Proposals.................................................43
6.4  Registration Statement; Parent Documents; Information Supplied........45
      (a) Registration Statement...........................................45
      (b) Parent Documents.................................................46
6.5  Stockholders Meetings.................................................47
6.6  Filings; Other Actions; Notification..................................48
6.7  Access................................................................50
6.8  Affiliates............................................................51
6.9  Listing Application...................................................51
6.10 Publicity.............................................................51
6.11 Expenses..............................................................52
6.12 Indemnification; Directors' and Officers' Insurance...................52
6.13 Takeover Statute......................................................54
6.14 Board of Directors of Parent..........................................54
6.15 Accountants' Letters..................................................55
6.16 Integration Committee.................................................55
6.17 Tax-Free Merger.......................................................55
6.18 Employee Benefits.....................................................56
6.19 Section 16 Matters....................................................60
6.20 Coordination of Dividends.............................................60
6.21 Deposit Agreement and Shareholder Meetings............................61
6.22 Merger Accounting.....................................................61
6.23 Qualification of the Fund Clients; Fund Client Boards.................62
6.24 Transfer Taxes........................................................62
6.25 Parent Allotment Resolution...........................................62
6.26 Report and Valuation..................................................62
6.27 Dividend Reinvestment Plan............................................62

                                ARTICLE VII
                                  CONDITIONS...............................63

7.1  Conditions to Each Party's Obligation to Effect the Merger............63
      (a) Shareholder Approval.............................................63
      (b) Exchange Listing.................................................63
      (c) Regulatory Consents..............................................63
      (d) Governmental Orders or Proceedings...............................64
      (e) Form F-4.........................................................64
      (f) Accountants Letter...............................................64
7.2  Conditions to Obligations of Parent and Merger Sub....................64
      (a) Representations and Warranties; Covenants........................64
      (b) Consents.........................................................65
      (c) Tax Opinion......................................................65
7.3  Conditions to Obligation of the Company...............................65
      (a) Representations and Warranties; Covenants........................65
      (b) Tax Opinion......................................................66
      (c) New Directors....................................................66

                                ARTICLE VIII
                                  TERMINATION..............................66

8.1  Termination by Mutual Consent.........................................66
8.2  Termination by Either Parent or the Company...........................66
8.3  Termination by Company................................................67
8.4  Termination by Parent.................................................67
8.5  Effect of Termination and Abandonment.................................68
8.6  Company Termination Payment...........................................68
8.7  Parent Termination Payment............................................70
8.8  Pre-Termination Acquisition Proposal Event............................72

                                 ARTICLE IX
                           MISCELLANEOUS AND GENERAL.......................72

9.1  Survival..............................................................72
9.2  Modification or Amendment.............................................72
9.3  Waiver................................................................72
9.4  Counterparts..........................................................73
9.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.........................73
9.6  Notices...............................................................74
9.7  Entire Agreement; No Other Representations............................75
9.8  No Third Party Beneficiaries..........................................76
9.9  Obligations of Parent and of the Company..............................76
9.10 Severability..........................................................76
9.11 Interpretation........................................................76
9.12 Assignment............................................................77




                        AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of March 11, 2001, among American General Corporation, a Texas corporation (the "COMPANY"), Prudential plc, a public limited company incorporated in England and Wales ("PARENT"), Holborn Delaware Partnership, a Delaware general partnership and a wholly-owned indirect subsidiary of Parent ("HDP"), and Ascend Merger Corp., a Texas corporation and a wholly-owned subsidiary of HDP ("MERGER SUB").

                                  RECITALS

            WHEREAS, HDP and the boards of directors of Parent, Merger Sub and the Company have each determined that it is in furtherance of and consistent with their respective long-term business strategies and is advisable and in the best interests of their respective companies (or, in the case of HDP, general partnership) and shareholders or general partners, as applicable, for Parent and HDP to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such combination, HDP and the boards of directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), and upon the terms and subject to the conditions set forth herein;

            WHEREAS, it is intended that, for United States federal income tax purposes, the Merger shall qualify (i) as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

            WHEREAS, Parent, HDP, Merger Sub and the Company intend that the Merger be accounted for using merger accounting methods under generally accepted accounting principles in the United Kingdom ("U.K. GAAP");

            WHEREAS, as an inducement to the willingness of Parent, HDP and Merger Sub to enter into this Agreement, Parent and the Company have entered into agreements, each dated as of the date hereof and to become effective as of the Effective Time, with Robert M. Devlin, Frederick W. Geissinger, John A. Graf and Rodney O. Martin, amending such individuals' respective employment, change of control severance and split-dollar agreements; and

            WHEREAS, the Company, Parent, HDP and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                    THE MERGER; CLOSING; EFFECTIVE TIME

            1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.2 Closing. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York at 9:00 a.m. New York City time on the fifth Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement; provided, that, if the Closing Date would otherwise have occurred during the ten Business Days prior to a previously scheduled record date for any Parent dividend or distribution, the Closing may be delayed, at the election of Parent, until the Business Day following such record date, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE"). For purposes of this Agreement, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York or London, England.

            1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file articles of merger as contemplated by the TBCA (the "ARTICLES OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas in response to the filing of the Articles of Merger or at such later date and time as may be set forth in such Articles of Merger (such time, the "EFFECTIVE TIME" and the date on which the Effective Time occurs, the "EFFECTIVE DATE").

            1.4 Change in Structure. Parent may at any time prior to the Effective Time change the structural method of effecting the combination with the Company (including, without limitation, the provisions of this Article I and of Article IV) if and to the extent Parent deems such change to be desirable; provided, however, that no such change shall (i) be effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, (ii) alter or change in any way (including as to the amount or kind) the consideration to be issued to holders of common shares, par value $.50 per share, of the Company (the "COMMON SHARES"), or the holders of any Company Options or Company Restricted Shares as provided for in this Agreement, (iii) adversely affect the tax treatment of holders of Common Shares or the holders of any Company Options or Company Restricted Shares as a result of the transactions contemplated by this Agreement, or (iv) meaningfully impede or meaningfully delay consummation of the transactions contemplated by this Agreement. In addition, Parent, HDP and Merger Sub agree that if, as a result of any such change in the structural method of effecting the combination with the Company, any representation or warranty of the Company would become untrue or incorrect, then such failures to be true or correct, to the extent arising from such change in structure, shall not be taken into account in determining whether the condition set forth in Section 7.2(a) shall have been satisfied.

                                ARTICLE II

                    ARTICLES OF INCORPORATION AND BYLAWS
                        OF THE SURVIVING CORPORATION

            2.1 The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "ARTICLES OF INCORPORATION"), until thereafter duly amended as provided therein or by applicable law.

            2.2 The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving
Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                ARTICLE III

                           OFFICERS AND DIRECTORS
                        OF THE SURVIVING CORPORATION

            3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

            3.2 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

                                ARTICLE IV

                       EFFECT OF THE MERGER ON STOCK;
                          EXCHANGE OF CERTIFICATES

            4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company or Merger Sub:

            (a) Merger Consideration. Subject to Section 4.2(d), each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held in treasury by the Company ("EXCLUDED SHARES"), (ii) Dissenting Shares, if applicable, and (iii) Common Shares owned by Parent or the Company (in the case of the Company, other than Excluded Shares) or any of their respective "subsidiaries" (as defined in
Section 736 of the Companies Act) if and to the extent issuance of the Merger Consideration in respect of such Common Shares would be void pursuant to Section 23 of the Companies Act ("RETAINED Shares")) shall be converted into, the right to receive in accordance with this Article IV
3.6622 (the "EXCHANGE RATIO") ordinary shares of Parent, of nominal value U.K. 5p each ("PARENT ORDINARY SHARES"). Each holder of converted and cancelled Common Shares (other than Excluded Shares, Dissenting Shares, if applicable, and Retained Shares) shall have the right to elect in respect of any one beneficial owner to receive, in lieu of all of the Parent Ordinary Shares such beneficial owner has the right to receive pursuant to the prior sentence, 1.8311 American depositary shares (the "PARENT DEPOSITARY SHARES") per Common Share, each such Parent Depositary Share representing the right to receive two Parent Ordinary Shares (such Parent Ordinary Shares or Parent Depositary Shares to be issued to holders of Common Shares, the "MERGER CONSIDERATION"). The Parent Depositary Shares may be evidenced by one or more American depositary receipts ("PARENT ADRS") issued in accordance with the Deposit Agreement, dated as of June 28, 2000, among Parent, Morgan Guaranty Trust Company of New York, as depositary (the "DEPOSITARY"), and holders and beneficial owners from time to time of Parent ADRs issued thereunder (as amended from time to time, including an amendment at or prior to the Effective Time as contemplated by
Section 6.21 below, the "DEPOSIT AGREEMENT").

            (b) Cancellation of Common Shares.

            (i) At the Effective Time, all Common Shares (other than Retained Shares) shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Common Shares (other than Excluded Shares, Dissenting Shares, if applicable, and Retained Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of a fractional Parent Ordinary Share or Parent Depositary Share, and any distribution or dividend pursuant to Section 4.2(b), in each case without interest. The Parent Ordinary Shares and the Parent Depositary Shares issued in accordance with this Article IV shall be of the same class and shall have the same rights as the currently outstanding Parent Ordinary Shares and the currently outstanding Parent Depositary Shares, respectively. The Surviving Corporation shall be liable for all stamp duties, stamp duty reserve tax and other similar Taxing Authority charges imposed in connection with the issuance or creation of Parent Ordinary Shares or Parent Depositary Shares constituting Merger Consideration and any Parent ADRs in connection therewith and any deliveries thereof by the Exchange Agent in accordance with Section 4.2(a) or Section 4.2(b) below (including any United Kingdom stamp duty, stamp duty reserve tax or other similar Taxing Authority charge (or any interest or penalties thereon) that may be payable by the Surviving Corporation, HDP, the Exchange Agent or Parent pursuant to the Deposit Agreement). Subject to Section 4.2(a)(iii) below, no holder of Common Shares, Company Restricted Shares or Company Options shall be obligated to pay any fee or other charge or expense to the Depositary or any stamp duties, stamp duty reserve tax or other similar Taxing Authority charges in connection with the issuance of any Parent Ordinary Shares, Parent Depositary Shares or Parent ADRs pursuant to either the Merger or the exercise of Adjusted Options and any deliveries thereof by the Exchange Agent in accordance with Section 4.2(a) and Section 4.2(b) below (for avoidance of doubt, the parties agree that the provisions of this sentence shall not apply to any subsequent (x) delivery or (y) deposit pursuant to the Deposit Agreement).

            (ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

            (iii) Each Retained Share issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be retained by the holder thereof and shall remain outstanding as a share of common stock of the Surviving Corporation; provided, however, that at the option of Parent by written notice to the Company prior to the Effective Time, any Retained Shares may be treated as Excluded Shares for purposes of this Agreement.

            (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share ("MERGER SUB COMMON STOCK"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled.

            (d) Issuance of Surviving Corporation Shares. In consideration for HDP procuring the issuance, in accordance with Section 4.2(a), of the Parent Ordinary Shares referred to in Section 4.1(e), the Surviving Corporation shall issue to HDP at the Effective Time such number of shares of common stock of the Surviving Corporation as is equal to the number of Common Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares and Retained Shares) with the same rights, powers and privileges as the Common Shares, which shares shall constitute the only outstanding shares of common stock of the Surviving Corporation other than those shares remaining outstanding pursuant to Section 4.1(b)(iii).

            (e) Issuance of Parent Ordinary Shares. In consideration of the issue to HDP by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 4.1(d), HDP undertakes to procure the allotment and issuance by Parent of such number of Parent Ordinary Shares as is equal to the number of Common Shares outstanding as of the Effective Time (other than Excluded Shares and Retained Shares) multiplied by the Exchange Ratio for the purpose of giving effect to the delivery of the Merger Consideration referred to in Section 4.1(a).

            4.2 Exchange of Certificates for Shares.

            (a) Exchange Agent and Procedures. (i) Prior to the Effective Time, HDP shall appoint Morgan Guaranty Trust Company of New York or, failing Morgan Guaranty Trust Company of New York, another agent reasonably acceptable to the Company, as exchange agent (the "EXCHANGE AGENT") for the purpose of acting solely as an agent in exchanging Certificates for Parent Ordinary Shares or Parent Depositary Shares in accordance with this Article IV and as provided in the last sentence of Section 4.2(b). Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of Common Shares (other than Excluded Shares and Retained Shares) as of the Effective Time (i) a letter of transmittal which shall require holders of Common Shares to elect to take Merger Consideration either in the form of Parent Ordinary Shares or Parent Depositary Shares, and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and to have such other provisions as the Company and Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) the Merger Consideration and (B) if applicable, any cash in lieu of fractional Parent Ordinary Shares or Parent Depositary Shares in accordance with
Section 4.2(d) and unpaid dividends or other distributions in accordance with Section 4.2(b). Such letter of transmittal shall permit the holder of record as of the Effective Time of Common Shares submitting the same who elects to receive Parent Ordinary Shares to choose to hold such Parent Ordinary Shares in certificated or uncertificated form. The Exchange Agent will act solely as nominee for the holders of record of Common Shares (other than Excluded Shares and Retained Shares) as of the Effective Time in relation to the actions required by the Exchange Agent under this
Article IV.

            (ii) Each holder of any Common Shares that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of a Certificate for cancellation to the Exchange Agent together with a properly completed letter of transmittal, duly executed, be entitled to receive in exchange therefor (x) that whole number of Parent Ordinary Shares or Parent Depositary Shares that such holder is entitled to receive pursuant to this Article IV and (y) a check in the amount (after giving effect to any tax withholdings required by applicable Law) of (A) any cash in lieu of a fractional Parent Ordinary Share or a fractional Parent Depositary Share in accordance with Section 4.2(b), plus (B) if applicable, any unpaid dividends or other distributions, that such holder has the right to receive in accordance with
Section 4.2(b), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Subject to the receipt of a duly completed and validly executed letter of transmittal together with delivery of a Certificate in the proper form required by the letter of transmittal, HDP shall procure the issuance of Parent Ordinary Shares to the Depositary (or as it may direct) as and when required for the delivery of Parent Depositary Shares in accordance with this Article IV. HDP shall procure that the Exchange Agent requisitions from the Depositary, from time to time, such number of Parent Depositary Shares, in such denominations as the Exchange Agent shall specify, as are issuable in respect of Common Shares the holders of which have elected to receive Parent Depositary Shares and for which Certificates have been delivered to the Exchange Agent. Subject to the receipt of a duly completed and validly executed letter of transmittal together with delivery of a Certificate in the proper form required by the letter of transmittal, HDP shall procure the issuance of Parent Ordinary Shares to each Person entitled thereto pursuant to this
Section 4.2(a)(ii), credited as fully paid, and will cause such Person's name to be entered in the register of members of Parent and, except where such Person has requested such Parent Ordinary Shares to be issued in uncertificated form, a certificate in respect thereof shall be issued to such Person. Where such Person has requested such Parent Ordinary Shares to be issued in uncertificated form, Parent shall cause such Parent Ordinary Shares to be duly issued in accordance with the instructions given by the Person entitled thereto and in accordance with the rules of the CREST system.

            (iii) In the event of the surrender of a Certificate representing Common Shares which are not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the proper number of Parent Ordinary Shares or Parent Depositary Shares, as the case may be, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, shall be issued or otherwise delivered and/or paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Parent Ordinary Shares or Parent Depositary Shares, as the case may be, are to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the registered holder of the Certificate surrendered to the extent that such Taxes are greater than those Taxes which would have been payable by the Surviving Corporation under Section 4.1(b)(i) had the relevant Parent Ordinary Shares or Parent Depositary Shares been delivered to the relevant registered holder of such Certificate or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

            (b) Distributions with Respect to Unexchanged Shares. Subject to the three sentences of this Section 4.2(b), all Parent Ordinary Shares issued pursuant to the Merger (including Parent Ordinary Shares underlying Parent Depositary Shares) shall be entitled to all dividends or other distributions declared by Parent in respect of the Parent Ordinary Shares the record date for which is at or after the Effective Time; provided such Parent Ordinary Shares have been issued on or prior to such record date. No dividends or other distributions in respect of the Parent Ordinary Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of escheat or similar Laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the Parent Ordinary Shares or Parent Depositary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such Parent Ordinary Shares or Parent Depositary Shares and not paid and/or (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Ordinary Shares or Parent Depositary Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender. In furtherance of the foregoing, in order to ensure that all holders of Common Shares entitled to receive the Merger Consideration pursuant to this Article IV receive the dividends and other distributions in respect of the Parent Ordinary Shares described in this
Section 4.2(b), immediately prior to the record date for the first such dividend or other distribution occurring after the Effective Time, HDP shall procure that Parent issues to the Exchange Agent any Parent Ordinary Shares (including Parent Ordinary Shares underlying Parent Depositary Shares) constituting Merger Consideration not issued prior to such record date, such Parent Ordinary Shares to be held by the Exchange Agent as nominee for the benefit of such holders of Common Shares for exchange in accordance with Section 4.2(a).

            (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company other than with respect to Retained Shares.

            (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a Parent Ordinary Share or Parent Depositary Share will be issued as Merger Consideration and any holder of Common Shares entitled to receive a fraction of a Parent Ordinary Share or Parent Depositary Share but for this Section 4.2(d) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds (after commissions, transfer taxes and other out-of-pocket transaction costs, including customary expenses of the Exchange Agent in connection with such sale) from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Parent Ordinary Shares and Parent Depositary Shares that would otherwise be issued (the "EXCESS SHARES"), which sales shall be executed as soon as reasonably practicable. The sales of the Excess Shares by the Exchange Agent shall be executed on the London Stock Exchange (the "LSE") through one or more brokers nominated by the Parent with the pounds sterling sale proceeds being converted into US dollars at the spot rate of exchange at the date of sale and remitted to the Exchange Agent as soon as practicable thereafter. Until the net proceeds of such sale have been distributed to the holders of Common Shares entitled thereto, the Exchange Agent will hold such proceeds in trust for such holders of Common Shares entitled thereto. HDP shall procure and Parent shall issue to the Exchange Agent (or as the Exchange Agent may request from time to time) the Excess Shares for sale in accordance with this Section 4.2(d).

            (e) Termination of Entitlement. If any Certificates shall not have been surrendered immediately prior to the date (as notified in writing by Parent to the Exchange Agent) on which payment in respect of such Certificates pursuant to this Article IV would otherwise escheat to or become property of any Governmental Entity, to the extent permitted by applicable Law (x) the entitlement of the holder of such Certificate to any Merger Consideration, to any cash payment in lieu of a fractional entitlement pursuant to Section 4.2(d), and to any dividends or other distributions of Parent pursuant to Section 4.2(b) shall be extinguished absolutely and from that time the Exchange Agent shall no longer act as nominee for any holder of Certificates, and (y) upon demand by HDP, the Exchange Agent shall sell, on behalf of Parent, any remaining Parent Ordinary Shares issued to it pursuant to the last sentence of Section 4.2(b) and not otherwise distributed to holders of Common Shares entitled thereto, such sales to be executed on the LSE and the proceeds thereof remitted to HDP as soon as practicable thereafter.

            (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by HDP, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash payable in lieu of a fraction of a Parent Ordinary Share or Parent Depositary Share, as the case may be, and any unpaid dividends or other distributions in respect thereof pursuant to
Section 4.2(b) and Section 4.2(d) upon due surrender of and deliverable in respect of the Common Shares represented by such Certificate pursuant to this Agreement. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

            (g) Withholding Taxes. Subject to the last two sentences of
Section 4.1(b)(i), HDP, Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares such amounts as HDP, Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. To the extent that amounts are so withheld by HDP, Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares in respect of which such deduction and withholding was made by HDP, Parent, the Surviving Corporation or the Exchange Agent.

            4.3 Dissenters' Rights. (a) Notwithstanding the belief of the parties that holders of Common Shares do not have a right to dissent pursuant to Sections 5.11, 5.12 and 5.13 of the TBCA in connection with the Merger, Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has filed with the Company prior to the Company Shareholder Meeting a written objection to the Merger in compliance with Section 5.12.A.(1)(a) of the TBCA and not voted such shares in favor of the Merger and the plan of merger (within the meaning of the TBCA) contained in this Agreement and who, as of the Effective Time, shall not have effectively withdrawn such objection or otherwise waived any right such holder might have to make a written demand for payment of the fair value of such Common Shares ("DISSENTING SHARES") shall not be converted into or represent a right to receive Merger Consideration at the Effective Time but instead shall be entitled to such rights (but only such rights), if any, as are granted by Sections 5.11,
5.12 and 5.13 of the TBCA or as set forth below. Each holder of Dissenting Shares who validly and timely makes a written demand on the Surviving Corporation for payment of the fair value of such Dissenting Shares pursuant to Section 5.12.A.(1)(a) of the TBCA, and who complies with Sections 5.12 and 5.13 of the TBCA and does not effectively withdraw or otherwise lose any right such holder may have to demand payment for such Dissenting Shares shall, if it shall be determined pursuant to Section 5.12 of the TBCA that such holder is entitled to a valuation of and payment for such Dissenting Shares, be entitled to receive from the Surviving Corporation the payment determined pursuant to Section 5.12 of the TBCA. If it shall be judicially determined that any holder is not entitled to demand payment for such Dissenting Shares, or such holder shall have effectively withdrawn such holder's demand for payment for such Common Shares (pursuant to, and with the effects set forth in, Section 5.13.C. of the TBCA) or lost such right to appraisal and payment pursuant to Sections 5.11, 5.12 and
5.13 of the TBCA then, immediately upon the occurrence of such event, such holder's Common Shares shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 4.1(a), without interest thereon, upon surrender of the Certificate representing such Common Shares and any cash payable in lieu of a fraction of a Parent Ordinary Share or Parent Depositary Share, as the case may be, and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(b) and 4.2(d), as applicable.

            (b) The Company shall give Parent (i) prompt notice of its receipt of any written objections or demands for payment, notices or other communications received pursuant to Sections 5.11, 5.12 and 5.13 of the TBCA, withdrawals of such demands, notices and communications and any other instruments relating to the Merger served pursuant to the TBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for valuation and payment for any Common Shares under the TBCA. The Company shall not, except with the prior written consent of Parent or as may be required under applicable Law (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the valuation and payment for Common Shares or offer to settle or settle any such demands or approve any withdrawal of such demands.

            (c) Any and all amounts paid by the Surviving Corporation to holders of Dissenting Shares shall be paid by the Surviving Corporation solely out of its own cash on hand or out of its own borrowings. In no event shall Parent or any of its affiliates (other than the Surviving Corporation and its Subsidiaries) provide, directly or indirectly, any funds to the Surviving Corporation in respect of payments to holders of Dissenting Shares or the repayment of such borrowings.

            4.4 Adjustments to Prevent Dilution. In the event Parent changes (or establishes a record date for changing) the number of Parent Ordinary Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend (other than issuances of stock scrip in lieu of cash dividends consistent with past practice), recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Ordinary Shares then (a) if the record and payment or effective dates, as the case may be, therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction; and (b) if the record date therefor shall be prior to the Effective Time but the payment or effective date, as the case may be, therefor shall be subsequent to the Effective Time, Parent shall take such action as shall be required so that on such payment or effective date, as the case may be, any former holder of Common Shares who shall have received or become entitled to receive Merger Consideration pursuant to this Article IV shall be entitled to receive such additional Parent Ordinary Shares or Parent Depositary Shares, as the case may be, as such holder would have received as a result of such event if the record date therefor had been immediately after the Effective Time. In the event that, notwithstanding Section 6.1 hereof, the Company changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares then the Exchange Ratio shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES

            5.1 Standard. No representation or warranty of the Company contained in Section 5.2 (other than those contained in Section 5.2(b)(i) and Section 5.2(f)(i)(y)(i)) and no representation or warranty of Parent contained in Section 5.3 (other than those contained in Section 5.3(b)(i) and Section 5.3(f)(i)(y)(i)) shall be deemed untrue or incorrect, and the Company or Parent, as the case may be, shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.2 or Section 5.3, as applicable, has had or is reasonably likely to have a Material Adverse Effect on such Person, in each case disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects" or similar terms or phrases in any such representation or warranty. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to a Person, a material adverse effect on the properties, assets, liabilities, financial condition, business or operating earnings of such Person and its Subsidiaries, taken as a whole, or an effect which is reasonably likely to prevent or materially delay or materially impair the ability of such Person to consummate the transactions contemplated by this Agreement, except to the extent that such adverse effect results from (i) general economic conditions or changes therein,
(ii) financial or securities market fluctuations or conditions, (iii) changes in, or events or conditions affecting, the financial services industry, insurance and insurance services industries, annuity industry, consumer finance industry or asset management industry generally, (iv) the imposition by any Governmental Entity of any condition or requirement in connection with the transactions contemplated hereby (provided that nothing in this clause (iv) shall be deemed to modify or restrict the rights of the parties under Section 6.6(a) or 7.1(c)), or (v) Actions set forth in
Section 5.2(g) of the Company Disclosure Letter or Section 5.3(g) of the Parent Disclosure Letter, as applicable, and, in the case of any of clauses
(i), (ii) or (iii), not affecting such Person and its Subsidiaries to a materially greater extent than it affects other Persons in industries in which such Person competes. In determining whether the outcome of any Action which has not become final and non-appealable, has had, or is reasonably likely to have, a Material Adverse Effect, the likelihood that such outcome will be reversed or reduced on appeal or reduced by settlement shall be taken into account. The representations and warranties of the Company and Parent in Section 5.2(b)(i) and Section 5.3(b)(i), respectively, shall be deemed to have been breached if they are untrue or incorrect in any meaningful respect. The representations and warranties of the Company and Parent in Section 5.2(f)(i)(y)(i) and Section 5.3(f)(i)(y)(i), respectively, shall be deemed to have been breached if they are not true and correct. It is understood that the mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall not be deemed an admission by the Company or Parent, as applicable, that such item represents a material exception to any representation, warranty or covenant or is for any purpose relating to this Agreement a material fact, event or circumstance or that such item has had, or is reasonably likely to have, a Material Adverse Effect with respect to it. References herein to "material," "meaningful," "materially," "meaningfully," "in all material respects," "in any meaningful respect" or similar terms or phrases in respect of any Person shall apply to such Person and members of its consolidated group taken as a whole.

            5.2 Representations and Warranties of the Company. Except as set forth in a correspondingly numbered section of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent (it being understood that (x) the words "to the Knowledge of the Company" or "the Company's Knowledge" and any words of similar import shall mean the actual knowledge of the Persons whose names are set forth in Section 5.2(a)(i) of the Company Disclosure Letter and (y) the listing or setting forth of an item in one section of the Company Disclosure Letter shall be deemed to be a listing or setting forth in another section or sections of the Company Disclosure Letter if and only to the extent that such information is reasonably apparent to be so applicable to such other section or sections) that:

            (a) Organization, Good Standing and Qualification.

            (i) Each of the Company and its Scheduled Subsidiaries is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company's articles of incorporation and bylaws, each as amended to date, which are in full force and effect.

            As used in this Agreement, "SUBSIDIARY" means, with respect to the Company, any entity, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, and, with respect to Parent, any body corporate which is a subsidiary or subsidiary undertaking, in each case within the meaning of the Companies Act 1985 of the United Kingdom, as amended (the "COMPANIES ACT"). As used in this Agreement, the "SCHEDULED SUBSIDIARIES" of the Company or Parent, as applicable, shall mean those corporations or other entities listed in Section 5.2(a)(ii) of the Company Disclosure Letter and Section 5.3(a)(ii) of the Parent Disclosure Letter (which, in the case of Parent, shall include HDP and Merger Sub), respectively. All of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any material lien, pledge, security interest, claim or other encumbrance.

            (ii) Other than its Scheduled Subsidiaries, the Company does not have any Subsidiaries which (a) individually constitute or, if aggregated and treated as one Subsidiary, would constitute a "Significant Subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act, (b) have unlimited liability share capital or other equity or similar interests of unlimited liability, or (c) conduct material insurance, fund management, broker-dealer, banking or consumer finance operations. Section 5.2(a)(ii) of the Company Disclosure Letter (A) lists the jurisdiction of organization of each of the Company's Scheduled Subsidiaries, (B) lists each material Governmental Entity which exercises primary supervisory jurisdiction over the Company and each of the Company's Scheduled Subsidiaries with respect to market conduct (sales processes) and/or capital adequacy/financial strength, (C) in the case of the Company's Subsidiaries that conduct insurance operations (collectively, the "COMPANY INSURANCE COMPANIES"), lists, as of December 31, 2000, the U.S. jurisdictions where the Company Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance business for insurance regulatory purposes, and (D) indicates which Subsidiaries in which the Company's interest therein includes unlimited share capital or other equity or similar interests of unlimited liability. Each of the Company and each of its Subsidiaries holds all material licenses or authorizations required or necessary to conduct its business as currently conducted.

            (iii) As of the date hereof, except as set forth in Section 5.2(a)(iii) of the Company Disclosure Letter, the Company does not own (other than (A) in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted, (B) in the ordinary course of its insurance, annuity, asset management or investment business, (C) in customer accounts held or maintained in the ordinary course, or (D) in any general account or otherwise in the ordinary course to offset insurance liabilities) beneficially, directly or indirectly, (x) any equity securities or similar interests of any Person other than its Subsidiaries that are material, or
(y) any interest in any general partnership, unlimited company or other Person with share capital or other equity or similar interests of unlimited liability, or any general partnership interest in a limited partnership.

            (b) Capital Structure. (i) The authorized stock of the Company consists of 800,000,000 Common Shares, of which 500,510,005 Common Shares (including shares of restricted stock issued pursuant to Company Stock Plans) were issued and outstanding (excluding treasury shares) as of the close of business on March 1, 2001, and 60,000,000 shares of preferred stock, par value $1.50 per share, of which no shares are issued or outstanding as of the date hereof (the "PREFERRED SHARES"). All of the issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Effective Time, there will be no Preferred Shares outstanding. As of March 1, 2001, 38,086,981 Common Shares were held in treasury by the Company. As of the date hereof, the Company has no commitments (including contingent or conditional commitments) to issue or deliver Common Shares or Preferred Shares except as described in the last sentence of this Section 5.2(b) and except that, as of March 1, 2001, there were outstanding options to purchase 34,763,370 Common Shares granted pursuant to the Company Stock Plans to such Persons, with such exercise prices as are set forth in a schedule previously provided to Parent and outstanding Performance Based Restricted Stock Awards containing Performance Awards with respect to 679,000 Common Shares and outstanding restricted share units with respect to 770,000 Common Shares granted pursuant to Company Stock Plans, and approximately 42,947,274 Common Shares were reserved for issuance pursuant to the Company Stock Plans (including pursuant to such outstanding options and other equity-based awards), but the Company is not as of the date hereof obligated to issue such Common Shares reserved for issuance except as set forth in this Section 5.2(b)(i) or the corresponding section of the Company Disclosure Letter. In addition, as more fully described in Section 5.2(b) of the Company Disclosure Letter, as of February 28, 2001, there were an estimated 920,822 phantom shares (adjusted for the March 1, 2001 stock split) under three Company deferred compensation plans which, if all such shares vested, would be payable in Common Shares at the applicable distribution dates.

            (ii) Except as set forth above or in Section 5.2(b) of the Company Disclosure Letter, and for changes since March 1, 2001 resulting from the exercise of stock options outstanding on such date, as of the date hereof (i) there are no shares of capital stock or other voting securities of the Company authorized, reserved, issued or outstanding, (ii) neither the Company nor any of its Subsidiaries is party to any agreement creating preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character relating to, or the value of which is determined by reference to, the issued or unissued share capital or other ownership interest of the Company or any of its Scheduled Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is party to any agreement creating any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Scheduled Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any such Subsidiary on any matter ("COMPANY VOTING DEBT").

            (c) Corporate Authority; Approval and Fairness. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and the plan of merger (within the meaning of the TBCA) contained in this Agreement by the holders of at least two-thirds of the outstanding Common Shares entitled to vote in accordance with the TBCA and the Company's articles of incorporation and bylaws (the "COMPANY REQUISITE VOTE"). The board of directors of the Company has unanimously determined, as at the date of this Agreement, that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement and, as of the date of this Agreement, has recommended that the Merger and the plan of merger contained in this Agreement be approved by the shareholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HDP, Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), to the effect that as of the date hereof, the Exchange Ratio is fair to holders of Common Shares from a financial point of view, a true and correct copy of which will be furnished to Parent.

            (d) Governmental Filings; No Violations.

            (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.3 hereof, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (C) under any non-U.S. competition laws, (D) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (E) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), (F) under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 Act"), (G) under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "ADVISERS ACT"), and with applicable state regulatory authorities governing investment advisors, (H) with or required by the New York Stock Exchange, Inc. (the "NYSE"), the LSE, the SWX Swiss Exchange ("SWX"), the U.K. Listing Authority (the "UKLA") and the Pacific Exchange, Inc. (the "PSE"), (I) with the National Association of Securities Dealers, Inc. (the "NASD"), (J) required under applicable federal, state and non-U.S. regulatory authorities governing insurance, (K) required by federal, state and non-U.S. regulatory authorities governing financial services, banking (including, but not limited to, the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision (the "OTS")), insurance premium finance, consumer finance, investment services, commercial finance and mortgage lending or servicing, (L) required by applicable federal and non-U.S. regulatory authorities governing foreign investments, or (M) required under state securities or "Blue Sky" laws, no material notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any material consents, registrations, approvals, permits applications, expiry of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental, regulatory or self-regulatory entity, including, without limitation, any state insurance department or insurance regulatory agency, in each case, of competent jurisdiction (each a "GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, in each case, to the extent arising out of, or relating to, the business or nature of the Company and its Subsidiaries.

            (ii) Except as set forth in Section 5.2(d)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its (x) Scheduled Subsidiaries and (y) as of the Closing, its other Subsidiaries, (B) a breach or violation of, or a default under, or the creation or acceleration of any obligations or the creation of a material lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, or the creation or acceleration of any right of termination under, any material agreement, lease, contract, license, note, mortgage, indenture, arrangement or other obligation, whether written or oral ("CONTRACTS" and individually, a "CONTRACT"), binding upon the Company or any of its Subsidiaries or any of their respective assets (provided, as to consummation, that the filings, reports and notices are made, and approvals are obtained, as referred to in Section 5.2(d)(i)) or any Law or material governmental or non-governmental permit, registration, authorization or license to which the Company or any of its Subsidiaries or their respective assets are subject, or (C) any material and adverse change in the rights or obligations of the Company or any of its Subsidiaries under any material Contract.

            (e) Company Reports; Financial Statements; Undisclosed Liabilities; Statutory Statements.

            (i) Each registration statement, report, proxy statement or information statement prepared by the Company or its Subsidiaries since December 31, 1997, including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "FORM 10-K") and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2000, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and (B) the 2000 consolidated financial statements of the Company previously provided to Parent (the "COMPANY 2000 FINANCIAL STATEMENTS") together with the audit opinion of Ernst & Young LLP included therewith (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "COMPANY REPORTS"), as of their respective dates, as amended prior to the date hereof or as supplemented by Company Reports filed prior to the date hereof, did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to any information with respect to Parent provided to it by Parent for inclusion in any Company Report filed after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or are not reasonably expected to be, material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("U.S. GAAP") (except in the case of unaudited statements (other than the Company 2000 Financial Statements), as permitted by Form 10-Q) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

            (ii) Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company 2000 Financial Statements or liabilities described in the notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to U.S. GAAP), and except for liabilities incurred in the ordinary course since December 31, 2000 and for liabilities set forth in Section 5.2(e)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) (other than liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby).

            (iii) Except as set forth in Section 5.2(e)(iii) of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed all material periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Entity on forms prescribed or permitted thereby (collectively, the "COMPANY REGULATORY REPORTS"). Except as set forth in Section 5.2(e)(iii) of the Company Disclosure Letter, the financial statements included in the Company Regulatory Reports, including the notes thereto, were prepared in conformity in all material respects with applicable statutory accounting practices prescribed or permitted by the applicable Governmental Entity consistently applied for the periods covered thereby and present fairly, in all material respects, the statutory financial position of the Company or such Subsidiary as at the respective dates thereof and the results of operations thereof for the respective periods then ended. The Company Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Company Regulatory Report by any Governmental Entity.

            (iv) The achieved profit information of the Company and certain of its Subsidiaries previously provided to Parent has been properly prepared in accordance in all material respects with the draft "Guidance on accounting in the Group Accounts for proprietary companies' long-term insurance business" issued by the Association of British Insurers in July 1995 (the "GUIDANCE"). In preparing such information, the Company has been advised by Milliman & Robertson, Inc., consulting actuaries, a copy of whose opinion has been previously provided to Parent, and by Ernst & Young LLP, a copy of whose specified procedures audit report has been previously provided to Parent. To the extent required by the Guidance, the achieved profit information incorporates best estimate forecasts of future rates of investment return, proprietor's spread, policy discontinuances, mortality, expenses, expense inflation, taxation, surrender and paid-up bases and statutory valuation bases.

            (v) Except as disclosed in Section 5.2(e)(v) of the Company Disclosure Letter or set forth in the Company's proxy statement with respect to the annual meeting of Company shareholders in 2000, neither the Company nor any of its Subsidiaries is a party to any Contract with any officer or director of the Company or any Person in which any such officer or director holds 5% or more of equity interests which would be required to be disclosed under Rule 404 of Regulation S-K under the Securities Act.

            (f) Absence of Certain Changes. (i) Except as disclosed in the Company Reports filed prior to the date hereof or the Company 2000 Financial Statements and (other than in the case of clause (y)(i) below) except for actions or inactions after the date hereof as expressly contemplated by Section 6.1 below, since December 31, 2000 (x) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (y) there has not been (other than as a result of this Agreement or the Merger) (i) any Material Adverse Effect with respect to the Company or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company; (ii) any material change by the Company in accounting principles, practices or methods other than as required by U.S. GAAP or applicable Law or as disclosed in the Company Reports filed prior to the date hereof or the Company 2000 Financial Statements; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof (including the dividend of one Common Share for each Common Share outstanding on February 8, 2001 declared by the Company's board of directors and payable on March 1, 2001); (iv) any split in its capital stock, combination, recapitalization, redenomination of share capital or other similar transaction or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) other than in the ordinary course, any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of the Company or any Subsidiary of the Company not disclosed in the Company Reports filed prior to the date hereof or in the Company 2000 Financial Statements except as required by U.S. GAAP or applicable Law.

            (ii) As of the date hereof, the Company has no Knowledge that any material rating presently held by the Company or any of its Scheduled Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason (other than any such modification, lowering or placement resulting primarily from the transactions contemplated by this Agreement).

            (g) Litigation. Except as identified by name or as summarized in reasonable detail in the Company Reports filed prior to the date hereof or the Company 2000 Financial Statements or as set forth in Section 5.2(g) of the Company Disclosure Letter, to the extent provided as of December 31, 2000 in appropriately identified reserves or, to the extent commenced or threatened after the date hereof, relating to this Agreement and the transactions contemplated hereby, there are no material civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries, arbitrations, mediations or proceedings ("ACTIONS") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity.

            (h) Employee Benefits.

            (i) For purposes of this Agreement, the term (x) "PLAN" shall mean any "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any employment, consulting, termination, severance, retention, change in control, deferred or incentive compensation, commission, stock option or other equity-based, vacation or other fringe benefit plan, program, policy, arrangement, agreement or commitment, and (y) "COMPANY PLAN" shall mean each material Plan which is sponsored or contributed to by the Company or any of its Subsidiaries, to which the Company or any such Subsidiary has any obligation to contribute, or with respect to which the Company or any such Subsidiary is a party or otherwise has any material liability.

            (ii) Except as set forth in Section 5.2(h)(ii) of the Company Disclosure Letter: (x) each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable Laws, except for any failures to so operate, administer or comply which have not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of the Company or any of its Subsidiaries, and (y) there are no actions, suits, claims or governmental audits (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or the assets thereof that, if adversely determined, would, individually or in the aggregate, result in any material liability or obligation of the Company or any of its Subsidiaries.

            (iii) Except as set forth in Section 5.2(h)(iii) of the Company Disclosure Letter, no Company Plan is (A) a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or (B) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA. No Company Plan has an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

            (iv) Each Company Plan that is intended to qualify under
Section 401(a) and/or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service (the "IRS") that it is so qualified and, to the Knowledge of the Company, nothing has occurred or been done or omitted to be done since the date of such letter that has adversely affected or will adversely affect such qualified status. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Company Plan under the terms thereof and in accordance with all applicable Laws, except where any failure to pay such amounts has not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of the Company or any of its Subsidiaries.

            (v) Neither the Company nor any of its Subsidiaries has incurred or will incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under or pursuant to any provision of Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to Plans, and to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries or, after the Effective Time, to Parent, the Surviving Corporation or any of their respective affiliates.

            (vi) Except (x) as expressly provided under the terms of an applicable Company Plan document previously provided to Parent (or grant documents and notices to grantees the forms of which have been previously provided to Parent), which Company Plan documents (but not the grant documents and notices thereunder, the relevant terms of which that relate to clauses (A) through (E) of this Section 5.2(h)(vi) are described in
Section 5.2(h)(vi) of the Company Disclosure Letter) are listed in Section 5.2(h)(vi) of the Company Disclosure Letter, or (y) except as described in
Section 5.2(h)(vi) of the Company Disclosure Letter, with respect to such Company Plan documents, grant documents and notices to grantees, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will (A) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to any increased or modified benefit or payment; (B) increase the amount of compensation or benefits due to any such employee, consultant or director; (C) accelerate the vesting, payment or funding of any compensation, stock-based, incentive or other benefit; (D) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered);
(E) cause any compensation to fail to be deductible under Section 162(m) or any other provision of the Code or any similar Law; or (F) otherwise result in any payment in the nature of severance or termination pay.

            (vii) The Company has provided Parent with a complete and accurate schedule of the current base salary rate, as of the date hereof, and of the annual bonuses paid in fiscal 2001 with respect to fiscal 2000, and stock-based awards made in fiscal 2001, in each case, in respect of each of the 41 employees of the Company and its Subsidiaries listed in
Section 5.2(h)(vii) of the Company Disclosure Letter, and Section 6.18(d) of the Company Disclosure Letter provides accurate information concerning the cash bonus program for fiscal 2001.

            (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, each business of the Company and each of its Subsidiaries has been, and is being, conducted in compliance in all material respects with all applicable federal, state, local or non-U.S. laws, statutes, ordinances, rules, regulations (including, without limitation, the rules of any applicable self-regulatory organization recognized by the SEC or, as the term "Laws" relates to Parent, the U.K. Financial Services Authority), judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity of competent jurisdiction, including all regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and orders resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "LAWS"). Except as set forth in the Company Reports filed prior to the date hereof and for regulatory examinations or reviews conducted in the ordinary course and except as set forth in Section 5.2(i) of the Company Disclosure Letter, no material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Except as set forth in Section 5.2(i) of the Company Disclosure Letter, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Notwithstanding the generality of the foregoing, the Company and each of its Subsidiaries have in place policies and procedures with respect to themselves and their insurance agents, third party administrators, brokers, broker/dealers, distributors and agents ("DISTRIBUTORS") intended to assure that their sales processes are consistent in all material respects with applicable Law governing market practices, and, except as disclosed in the Company Reports filed prior to the date hereof, where there has been any material deviation therefrom, such deviation has been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by all applicable statutes of limitations or other equitable principles. To the Knowledge of the Company, all employees of the Company and its Subsidiaries with management responsibility with respect to any business line, and all officers and directors thereof required to be registered with or licensed under applicable Laws are so licensed and in good standing with the applicable Governmental Entity.

            (j) Takeover Statutes. (i) Sections 13.01 through 13.08 of the TBCA, and, to the Knowledge of the Company any restrictive provision of any other applicable "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") and (ii) any restrictive provision of any applicable anti-takeover provision in the Company's articles of incorporation and bylaws are not, and at the Effective Time will not be, applicable to this Agreement, or the transactions contemplated by this Agreement.

            (k) Taxes.

            (i) Except as set forth in Section 5.2(k) of the Company Disclosure Letter, the Company, and each of its Subsidiaries (which, for the purposes of this Section 5.2(k) shall include any predecessor of any Subsidiary): (A) have filed all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (B) have paid all Taxes shown as due on such Tax Returns; (C) are not parties to any tax sharing agreement or arrangement other than with each other; and (D) are not "United States real property holding corporations" within the meaning of Section 897(c)(2) of the Code. The most recent financial statements filed with the SEC and publicly available prior to the date of this Agreement reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with U.S. GAAP. The Federal statute of limitation has expired with respect to the consolidated United States Federal income Tax Return of the affiliated group of which the Company is the parent for all taxable years ending prior to 1993.

            (ii) As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") shall mean, with respect to any Person, (a) all taxes, domestic or non-U.S., including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "TAX RETURN(S)" shall mean all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term "TAXING AUTHORITY" shall mean any authority of competent jurisdiction responsible for the imposition of any Tax.

            (l) Intellectual Property.

            (i) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, including trade secrets (collectively, "INTELLECTUAL PROPERTY") that are used in, and material to, the business of the Company and its Subsidiaries as currently conducted, and any such patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

            (ii) Except as disclosed in Company Reports filed prior to the date hereof or as set forth in Section 5.2(l) of the Company Disclosure Letter, the Company does not have Knowledge of any bona fide claims (A) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by the Company or any of its Subsidiaries of any Intellectual Property used in, and material to, the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of Intellectual Property owned by, and material to, the Company or any of its Subsidiaries; or (D) challenging the license or legally enforceable right to use any material third-party Intellectual Property by the Company or any of its Subsidiaries.

            (m) Brokers and Finders. Except as set forth in Section 5.2(m) of the Company Disclosure Letter, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries except that the Company has employed Morgan Stanley as its financial advisor pursuant to written agreements.

            (n) Insurance Business.

            (i) All actuarial reports with respect to the Company or any Company Insurance Company relied upon by the Company or any Company Insurance Company or Governmental Entity since December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"), including those provided to Parent, were based upon an accurate inventory of policies in force for the Company and the Company Insurance Companies, as the case may be, at the relevant time of preparation, were prepared using appropriate modeling procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. The information and data furnished by the Company or any Company Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

            (ii) The Company Insurance Companies are in compliance in all material respects with the underwriting guidelines applicable thereto.

            (o) Material Contracts. (i) Other than contracts or amendments thereto that have been disclosed in or have been filed as an Exhibit to a Company Report filed prior to the date hereof, or as set forth in Section 5.2(o) or Section 5.2(h)(i) of the Company Disclosure Letter or contracts entered into or amendments to contracts after the date hereof as expressly permitted by Section 6.1 below, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Material Contract. "MATERIAL CONTRACT" means, with respect to any Person, any Contract that is material to the business, financial position or results of operations of such Person and its Subsidiaries, taken as a whole, including (i) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any individual in any calendar year in excess of $500,000, and (ii) any Contract relating to the borrowing of money or the guarantee of any such obligation (other than contracts evidencing fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), in each case in excess of $100,000,000.

            (ii) All of the Company's Material Contracts are in full force and effect. True and complete copies of all such Material Contracts not filed as exhibits to the Company Reports prior to the date hereof have been delivered or made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such Material Contract. Neither the Company nor any of its Subsidiaries is party to any (x) Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries, except as set forth in Section 5.2(o) of the Company Disclosure Letter, to (A) sell any products or services to any other Person, (B) engage in any line of business, or (C) compete with any Person, or (y) except for employment agreements disclosed pursuant to another Section of this Agreement or as provided in the articles of incorporation, bylaws or other constituent documents of the Company or any of its Subsidiaries, any Contract providing for indemnification of directors or executive officers of the Company in their capacity as such.

            (p) Environmental Matters. Except as set forth in Section 5.2(p) of the Company Disclosure Letter, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) to the Knowledge of the Company, the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance; (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any property owned or operated or formerly owned or operated by the Company or any of its Subsidiaries or on any third party property or as a result of any Hazardous Substance having been transported from any of the properties owned or operated or formerly owned and operated by the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information from a Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to any material orders, decrees, injunctions or other arrangements with any Governmental Entity or any material indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances.

            As used herein, the term "ENVIRONMENTAL LAW" means any Law relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, pollution or contamination to persons or property.

            As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

            (q) Risk Management; Derivatives. (i) The Company and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as the Company and its Subsidiaries.

            (ii) The adoption of Statement of Financial Accounting Standards No. 133 will not have a material and adverse impact on the Company's consolidated results of operations or financial position.

            (iii) All material derivative instruments, including, without limitation, swaps, caps, floors and option agreements, whether entered into for the Company's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (A) only for purposes of mitigating identified risk or as a means of managing the Company's long-term debt objectives, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (C) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except that enforcement thereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)), and are in full force and effect (except to the extent disclosed pursuant to Section 5.2(d)(ii)). Neither the Company nor its Subsidiaries, nor to the Company's Knowledge any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

            (r) Tax Status. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a "five-percent transferee shareholder" of Parent (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger, to recognize gain pursuant to
Section 367(a)(1) of the Code. To the Knowledge of the Company after due investigation, there are no facts or circumstances relating to the Company or any affiliate of the Company, including any covenants or undertakings of the Company pursuant to this Agreement, that would prevent Skadden, Arps, Slate, Meagher & Flom LLP from delivering the opinion referred to in
Section 7.3(b) as of the date hereof.

            5.3 Representations and Warranties of Parent. Except as set forth in a correspondingly numbered section of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company (it being understood that (x) the words "to the Knowledge of Parent" or "Parent's Knowledge" and any words of similar import shall mean the actual knowledge of the Persons whose names are set forth in Section 5.3(a)(i) of the Parent Disclosure Letter; (y) the listing or setting forth of an item in one section of the Parent Disclosure Letter shall be deemed to be a listing or setting forth in another section or sections of the Parent Disclosure Letter if and only to the extent that such information is reasonably apparent to be so applicable to such other section or sections; and (z) representations or warranties of Parent, as they relate to its Subsidiary, egg plc, are only made to the Knowledge of Parent) that:

            (a) Organization, Good Standing and Qualification. (i) Each of Parent, HDP Merger Sub and Parent's other Scheduled Subsidiaries is duly incorporated or organized, validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation or leasing of its assets or properties or conduct of its business requires such qualification. Parent has made available to the Company a complete and correct copy of the memorandum and articles of association or other constitutional documents of Parent, HDP and Merger Sub, as amended to date, which are in full force and effect. Except for shares issued pursuant to the exercise of rights or options granted under the Egg Employee Share Option Plan and the Egg Restricted Share Plan (the "PARENT SUBSIDIARIES SHARE SCHEMES") or as set forth in Section 5.3(a)(i) of the Parent Disclosure Letter, all of the issued share capital or other equity interests of each of Parent's Subsidiaries are duly authorized, validly issued and fully paid (resulting, among other things, in shareholders having no further liabilities to the relevant Subsidiary as a result of ownership of such shares) and owned by Parent or by a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any material lien, pledge, security interest, claim or other encumbrance.

            (ii) Other than its Scheduled Subsidiaries, Parent does not have any Subsidiaries which (a) constitute, individually or in the aggregate, a "Significant Subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act, (b) have unlimited liability share capital or other equity or similar interests of unlimited liability, or (c) conduct insurance, fund management, broker-dealer, banking or consumer finance operations. Section 5.3(a)(ii) of the Parent Disclosure Letter (A) lists the jurisdiction of incorporation or organization of each of Parent's Scheduled Subsidiaries, (B) lists each material Governmental Entity which exercises primary supervisory jurisdiction over Parent and each of Parent's Scheduled Subsidiaries with respect to market conduct (sales processes) and/or capital adequacy/financial strength, (C) in the case of Parent's Subsidiaries that conduct insurance operations (collectively, the "PARENT INSURANCE COMPANIES"), lists, as of December 31, 2000, the U.S. jurisdictions where the Parent Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance business for insurance regulatory purposes, and (D) indicates which Subsidiaries in which Parent's interest therein includes unlimited share capital or other equity or similar interests of unlimited liability. Each of Parent and each of its Subsidiaries holds all material licenses or authorizations required or necessary to conduct its business as currently conducted.

            (iii) As of the date hereof, except as set forth in Section 5.3(a)(iii) of the Parent Disclosure Letter, Parent does not own (other than (A) in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted, (B) in the ordinary course of its insurance, annuity, asset management or investment business, (C) in customer accounts held or maintained in the ordinary course, or (D) in any general account or life fund or otherwise in the ordinary course to offset insurance liabilities) beneficially, directly or indirectly, (x) any equity securities or similar interests of any Person other than its Subsidiaries that are material, or (y) any interest in any general partnership, unlimited company or other Person with share capital or other equity or similar interests of unlimited liability, or any general partnership interest in a limited partnership.

            (b) Capital Structure. (i) The share capital of Parent is (pound)120,000,000, comprised of 2,400,000,000 shares of Parent Ordinary Shares, of which 1,981,531,182 shares were issued as of the close of business on March 1, 2001. All of the outstanding Parent Ordinary Shares are duly authorized, validly issued and fully paid (resulting, among other things, in shareholders having no further liabilities to Parent as a result of the ownership of such shares). As of the date hereof, Parent has no commitments to issue Parent Ordinary Shares except that, as of March 1, 2001, there were outstanding options and rights to acquire 17,615,223 Parent Ordinary Shares (including options to acquire Parent Depositary Shares) granted pursuant to the Prudential plc Savings-Related Share Option Scheme, the Prudential plc International Savings-Related Share Option Scheme, the M&G Limited 1992 Savings-Related Share Option Scheme, the M&G Executive Share Option Scheme, the Prudential plc Executive Share Option Scheme, the Prudential plc Restricted Share Plan, the Prudential plc Europe Management Services Sharesave Plan, the Prudential plc Share Participation Plan, the Prudential plc Managers Share Plan and the Prudential plc Professional Rewards Scheme (collectively, the "PARENT SHARE SCHEMES").

            (ii) Except as set forth above or as set forth in Section 5.3(b) of the Parent Disclosure Letter, and for rights or options granted under the Parent Share Schemes or Parent Subsidiaries Share Schemes and for changes since March 1, 2001 resulting from the exercise of options or rights outstanding on such date, and except as expressly contemplated by
Section 6.2 below, as of the date hereof (i) there are no shares or other voting securities of Parent reserved, issued or outstanding, (ii) neither Parent nor any of its Subsidiaries is party to any agreement creating preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character relating to, or the value of which is determined by reference to, the issued or unissued share capital or other ownership interest of Parent or any of its Scheduled Subsidiaries, and (iii) neither Parent nor any of its Subsidiaries is party to any agreement creating any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or its Scheduled Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent or any such Subsidiary on any matter ("PARENT VOTING DEBT").

            (c) Corporate Authority; Approval and Fairness. Each of Parent, HDP and Merger Sub has all necessary corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, HDP and Merger Sub and the consummation by Parent, HDP and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of Parent, HDP or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the resolutions set forth in the final sentence of Section 6.5(a), on a show of hands, or, on a poll by not less than a majority or a 75% majority, as appropriate, of the holders of the outstanding Parent Ordinary Shares who vote in person or by proxy at the Parent Shareholder Meeting (the "PARENT REQUISITE VOTE")). HDP has determined and the Board of Directors of each of Parent and Merger Sub has unanimously determined, as at the date of this Agreement, that, as applicable, it is advisable and in the best interest of HDP's partners and of Parent's and Merger Sub's shareholders for Parent, HDP and Merger Sub, as applicable, to enter into this Agreement and for Parent, HDP and Merger Sub to consummate the Merger upon the terms and subject to the conditions of this Agreement and, as of the date of this Agreement, Parent has resolved to recommend that resolutions described in the last sentence of
Section 6.5(a) be approved by the shareholders of Parent. This Agreement has been duly and validly executed and delivered by Parent, HDP and Merger Sub and, assuming the due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of Parent, HDP and Merger Sub, except that enforcement hereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Parent has received the written opinion of its financial advisor, UBS Warburg Limited, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, a true and correct copy of which will be furnished to the Company.

            (d) Governmental Filings; No Violations.

            (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.3 hereof, (B) under the HSR Act,
(C) under any non-U.S. competition laws, (D) under the Exchange Act, (E) under the Securities Act, (F) under the 1940 Act, (G) under the Advisers Act, and with applicable state regulatory authorities governing investment advisors, (H) with or required by the NYSE, the LSE, the SWX, the UKLA, and the PSE, (I) with the NASD, (J) required under applicable federal, state and non-U.S. regulatory authorities governing insurance, (K) required under federal, state and non-U.S. regulatory authorities governing financial services, banking (including, but not limited to, the FDIC and the OTS), insurance premium finance, consumer finance, asset management, investment services, commercial finance and mortgage lending or servicing, (L) required under applicable non-U.S. and federal regulatory authorities governing foreign investments, (M) required under state securities or "Blue Sky" laws, (N) required by any U.K. Governmental Entity, or (O) from H.M. Treasury pursuant to section 765 of the U.K Income and Corporation Taxes Act of 1988 (if required by Law), no material notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any material consents, registrations, approvals, permits applications, expiry of waiting periods or authorizations required to be obtained by Parent or any of its Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement by Parent, HDP and Merger Sub and the consummation by Parent, HDP and Merger Sub of the Merger and the other transactions contemplated hereby, in each case, to the extent arising out of, or relating to, the business or nature of Parent and its Subsidiaries.

            (ii) Except as set forth in Section 5.3(d)(ii) of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement by Parent, HDP and Merger Sub do not, and the consummation by Parent, HDP and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum or articles of association or other constitutional documents of Parent or any of its (x) Scheduled Subsidiaries and (y) as of the Closing, its other Subsidiaries, (B) a breach or violation of, or a default under, or the creation or acceleration of any obligations or the creation of a material lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, or the creation or acceleration of any right of termination under, any material Contract binding upon Parent or any of its Subsidiaries or any of their respective assets (provided, as to consummation, that the filings, reports and notices are made, and approvals are obtained, as referred to in
Section 5.3(d)(i)) or any Law or material governmental or non-governmental permit, registration, authorization or license to which Parent or any of its Subsidiaries or their respective assets are subject, or (C) any material and adverse change in the rights or obligations of Parent or any of its Subsidiaries under any material Contract.

            (e) Parent Reports; Financial Statements; Undisclosed
Liabilities.

            (i) (A) The Registration Statement on Form F-1 filed by Parent with the SEC on June 26, 2000 (the "FORM F-1"), (B) each registration statement, report and accounts, proxy statement or information statement prepared by it or its Subsidiaries, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC thereafter or with the UKLA or the LSE after December 31, 1997 ((A) and (B) collectively, including any such reports filed subsequent to the date hereof, the "PARENT REPORTS"), and (C) the draft consolidated financial statements of Parent included in Section 5.3(e)(i) of the Parent Disclosure Letter (the "PARENT 2000 FINANCIAL STATEMENTS") as of their respective dates, as amended prior to the date hereof or as supplemented by Parent Reports filed prior to the date hereof, did not, and any Parent Reports filed with the SEC, the UKLA or the LSE subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that Parent makes no representation or warranty with respect to any information with respect to the Company provided to it by the Company for inclusion in any Parent Report filed after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or are not reasonably expected to be, material in amount or effect), in each case in accordance with U.K. GAAP (except in the case of unaudited statements (other than the Parent 2000 Financial Statements), as permitted by applicable rules of the SEC, or the UKLA and the LSE, as applicable) consistently applied and, to the extent applicable and required by the Securities Act or the Exchange Act, reconciled to U.S. GAAP as noted therein during the periods involved, except as may be noted therein or in the notes thereto. The audited consolidated financial statements of Parent prepared in accordance with U.K. GAAP for the period ended December 31, 2000 will not differ in any meaningful respect from the Parent 2000 Financial Statements.

            (ii) Except for those liabilities that are fully reflected or reserved against on a consolidated balance sheet of Parent included in the Parent 2000 Financial Statements or liabilities described in the notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to U.K. GAAP), and except for liabilities incurred in the ordinary course since December 31, 2000, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) (other than liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby).

            (iii) Parent and each of its Subsidiaries has timely filed all material periodic statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to any Governmental Entity on forms prescribed or permitted thereby (collectively, the "PARENT REGULATORY REPORTS"). The financial statements included in the Parent Regulatory Reports, including the notes thereto, were prepared in conformity in all material respects with applicable statutory accounting practices prescribed or permitted by the applicable Governmental Entity consistently applied for the periods covered thereby and present fairly, in all material respects, the statutory financial position of Parent or such Subsidiary as at the respective dates thereof and the results of operations thereof for the respective periods then ended. The Parent Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Parent Regulatory Report by any Governmental Entity.

            (iv) The achieved profits basis results of Parent and its Subsidiaries included in Parent's 1999 Annual Report and the Parent 2000 Financial Statements have been properly prepared in accordance in all material respects with the Guidance. To the extent required by the Guidance, the achieved profits basis results incorporate best estimate forecasts of future rates of investment return, proprietor's spread, policy discontinuances, mortality, expenses, expense inflation, taxation, surrender and paid up bases, and statutory valuation bases. The achieved profits basis results included in Parent's Annual Report and Accounts for the year ended December 31, 2000 will not differ in any meaningful respect from those included in Section 5.3(e)(i) of the Parent Disclosure Letter.

            (f) Absence of Certain Changes. (i) Except as disclosed in the Parent Reports filed prior to the date hereof or the Parent 2000 Financial Statements and (other than in the case of clause (y)(i) below) except for actions or inactions after the date hereof as expressly contemplated by
Section 6.2 below, since December 31, 2000 (x) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (y) there has not been (other than as a result of the Merger or this Agreement) (i) any Material Adverse Effect with respect to Parent or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent; (ii) any material change by Parent in accounting principles, practices or methods other than as required by U.K. GAAP, U.S. GAAP or applicable Law or as disclosed in the Parent Reports filed prior to the date hereof or the Parent 2000 Financial Statements; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares or other securities of Parent, except for dividends or other distributions on its issued share capital publicly announced prior to the date hereof; (iv) any split in its issued share capital, reorganization, recapitalization, or reclassification of share capital or other similar transaction or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital; (v) other than in the ordinary course, any material addition, or any development involving a prospective material addition, to Parent's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Parent or any Subsidiary of Parent not disclosed in the Parent Reports filed prior to the date hereof or in the Parent 2000 Financial Statements except as required by U.K. GAAP or U.S. GAAP or applicable Law.

            (ii) Except as set forth in Section 5.3(f)(ii) of the Parent Disclosure Letter, as of the date hereof, Parent has no Knowledge that any material rating presently held by Parent or any of its Scheduled Subsidiaries is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason (other than any such modification, lowering or placement resulting primarily from the transactions contemplated by this Agreement).

            (g) Litigation. Except as identified by name or as summarized in reasonable detail in the Parent Reports filed prior to the date hereof or the Parent 2000 Financial Statements or as set forth in Section 5.3(g) of the Parent Disclosure Letter, to the extent provided as of December 31, 2000 in appropriately identified reserves or, to the extent commenced or threatened after the date hereof, relating to this Agreement and the transactions contemplated hereby, there are no material Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity.

            (h) Employee Benefits.

            (i) The Parent Share Schemes and the Parent Subsidiaries Share Schemes have been operated and administered in accordance with, and are, in compliance with their terms and all applicable Laws, except for any failures to so operate, administer or comply which have not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of the Parent or any of its Subsidiaries, and all necessary material consents, approvals and licenses to operate and administer the Parent Share Schemes and the Parent Subsidiaries Share Schemes have been obtained.

            (ii) Each of the pension schemes referred to in Section 5.3(h)(ii) of the Parent Disclosure Letter (the "PARENT GROUP PLANS") is, to the extent that such exemption is intended by Parent, an exempt approved scheme (or capable of such approval) within the meaning of Chapter 1 Part XIV of the U.K. Income and Corporation Taxes Act 1988. There is a contracting-out certificate in force in respect of each of the Prudential plc Staff Scheme, the M&G Group Pension Scheme and the Scottish Amicable Retirement Benefit and Life Assurance Scheme. Each Parent Group Plan that is intended to qualify under Section 401(a) and/or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and, to the Knowledge of Parent, nothing has occurred or been done or omitted to be done since the date of such letter that has adversely affected or will adversely affect such qualified status. Each of the Parent Group Plans has been operated and administered in accordance with, and is, in compliance with its terms and all applicable Laws, except for any failures to so operate, administer or comply which have not and will not, individually or in the aggregate, resulted or result in any material liability for Parent or any of its Subsidiaries.

            (iii) Parent and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Parent Group Plan under the terms thereof and in accordance with all applicable Laws, except where any failure to pay such amounts in accordance with applicable Law has not and will not, individually or in the aggregate, resulted or result in any material liability or obligation of Parent or any of its Subsidiaries.

            (i) Compliance with Laws. Except as set forth in the Parent Reports filed prior to the date hereof, each business of Parent and each of its Subsidiaries has been, and is being, conducted in compliance in all material respects with all applicable Laws. Except as set forth in the Parent Reports filed prior to the date hereof or the Parent 2000 Financial Statements and for regulatory examinations or reviews conducted in the ordinary course and except as set forth in Section 5.3(i) of the Parent Disclosure Letter, no material investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Except as set forth in Section 5.3(i) of the Parent Disclosure Letter, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Notwithstanding the generality of the foregoing, Parent and each of its Subsidiaries have in place policies and procedures with respect to themselves and their Distributors intended to assure that their sales processes are consistent in all material respects with applicable Law governing market practices, and, except as disclosed in the Parent Reports filed prior to the date hereof or the Parent 2000 Financial Statements, where there has been any material deviation therefrom, such deviation has been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by all applicable statutes of limitations or other equitable principles. To the Knowledge of Parent, all employees of Parent and its Subsidiaries with management responsibility with respect to any business line, and all officers and directors thereof required to be registered with or licensed under applicable Laws are so licensed and in good standing with the applicable Governmental Entity.

            (j) Taxes. Parent, and each of its Subsidiaries (which, for the purposes of this Section 5.3(j) shall include any predecessor of any Subsidiary): (A) have filed all material Tax Returns required to be filed by any of them and (x) all such filed Tax Returns are complete and correct in all material respects or (y) adequate reserves have been provided for any material Taxes that could reasonably be assessed in excess of those shown on such Tax Returns, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (B) have paid all Taxes shown as due on such Tax Returns; and (C) as of the date hereof, have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency. The Parent 2000 Financial Statements reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against Parent or any of its Subsidiaries that are not adequately reserved for in accordance with U.K. GAAP or U.S. GAAP, as applicable.

            (k) Intellectual Property.

            (i) Each of Parent and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property that is used in, and material to, the business of Parent and its Subsidiaries as currently conducted, and any such patents, trademarks, trade names, service marks and copyrights held by Parent and/or its Subsidiaries are valid and subsisting.

            (ii) Except as disclosed in Parent Reports filed prior to the date hereof or as set forth in Section 5.2(k) of the Parent Disclosure Letter, Parent does not have Knowledge of any bona fide claims (A) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by Parent or any of its Subsidiaries of any Intellectual Property used in, and material to, the business of Parent or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of Intellectual Property owned by, and material to, Parent or any of its Subsidiaries; or (D) challenging the license or legally enforceable right to use any material third-party Intellectual Property by Parent or any of its Subsidiaries.

            (l) Brokers and Finders. Except as set forth in Section 5.3(l) of the Parent Disclosure Letter, neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except that Parent has employed UBS Warburg Limited as its financial advisor pursuant to a written agreement.

            (m) Insurance Business. All actuarial reports with respect to Parent or any Parent Insurance Company relied upon by Parent or any Parent Insurance Company or Governmental Entity since December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "PARENT ACTUARIAL ANALYSES"), including those provided to the Company, were based upon an accurate inventory of policies in force for Parent and the Parent Insurance Companies, as the case may be, at the relevant time of preparation, were prepared using appropriate modeling procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. The information and data furnished by Parent or any Parent Insurance Company to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects.

            (n) Material Contracts. (i) Other than contracts or amendments thereto that have been disclosed in or have been filed as an Exhibit to a Parent Report filed prior to the date hereof or as set forth in Section 5.3(n) or Section 5.3(h)(i) of the Parent Disclosure Letter or contracts entered into or amendments to contracts after the date hereof as expressly permitted by Section 6.2 below, neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any Material Contract.

            (ii) All of Parent's Material Contracts are in full force and effect. True and complete copies of all such Material Contracts not filed as exhibits to the Parent Reports prior to the date hereof have been delivered or made available by Parent to the Company. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party is in breach of or in default under any such Material Contract. Neither Parent nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of Parent or any of its Subsidiaries, except as set forth in Section 5.3(n) of the Parent Disclosure Letter, to (A) sell any products or services to any other Person, (B) engage in any line of business, or (C) compete with any Person.

            (o) Environmental Matters. (i) Parent and its Subsidiaries have complied in all material respects with all applicable Environmental Laws;
(ii) to the Knowledge of Parent, the properties currently owned or operated by Parent and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance; (iii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any property owned or operated or formerly owned or operated by Parent or any of its Subsidiaries or on any third party property or as a result of any Hazardous Substance having been transported from any of the properties owned or operated or formerly owned or operated by Parent or any of its Subsidiaries; (iv) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information from a Governmental Entity indicating that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither Parent nor any of its Subsidiaries is subject to any material orders, decrees, injunctions or other arrangements with any Governmental Entity or any material indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances.

            (p) Merger Accounting. As of the date of this Agreement, Parent believes that no conditions exist relating to Parent that would preclude Parent from accounting for the Merger using merger accounting under U.K. GAAP as in effect on the date hereof.

            (q) Risk Management; Derivatives. (i) Parent and its
Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as Parent and its Subsidiaries.

            (ii) All material derivative instruments, including, without limitation, swaps, caps, floors and option agreements, whether entered into for Parent's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (A) only for purposes of mitigating identified risk or as a means of managing Parent's long-term debt objectives, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (C) with counterparties believed by Parent to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Parent or one of its Subsidiaries, enforceable in accordance with its terms (except that enforcement thereof may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity)), and are in full force and effect (except to the extent disclosed pursuant to Section 5.3(d)(ii)). Neither Parent nor its Subsidiaries, nor to Parent's Knowledge any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

            (r) Tax Status. Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company, other than any such stockholder that would be a "five-percent transferee shareholder" of Parent (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger, to recognize gain pursuant to
Section 367(a)(1) of the Code. To the Knowledge of Parent after due investigation, there are no facts or circumstances relating to Parent or any Parent Affiliate, including any covenants or undertakings of Parent pursuant to this Agreement, that would prevent Cleary, Gottlieb, Steen & Hamilton from delivering the opinion referred to in Section 7.2(c) as of the date hereof.

            (s) Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not
(i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby. HDP, as Merger Sub's sole stockholder, has approved Merger Sub's execution of this Agreement.

                                ARTICLE VI

                                 COVENANTS

            6.1 Company Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, from and after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise (i) expressly contemplated by any other section of this Agreement, (ii) required by applicable Law (it being understood that, insofar as less than 100% of the equity of a Subsidiary of the Company is owned, directly or indirectly, by the Company, nothing in this Section 6.1 shall be deemed to require any such Subsidiary to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under applicable Law) or
(iii) set forth in Section 6.1 of the Company Disclosure Letter):

            (a) it and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice, and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its respective commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with material customers, suppliers, reinsurers, distributors, agents, regulators, creditors, rating agencies, lessors, employees and business associates; provided, that the Company and its Subsidiaries may take any action or omit to take any action, to the fullest extent permitted by any proviso or exception contained in this Section 6.1 (whether or not such action or omission would be considered taken in the ordinary course, consistent with past practice);

            (b) neither it nor its Subsidiaries shall (i) except as required to effect the transactions contemplated by this Agreement, amend its articles of incorporation or bylaws or comparable governing instruments; (ii) split, combine or reclassify its outstanding shares;
(iii) except as permitted under Section 6.20 below, authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (A) dividends from its direct or indirect wholly-owned Subsidiaries; (B) dividends by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, in the ordinary course, consistent with past practice; provided, that the Company or any such Subsidiary receives or is to receive its proportionate share thereof; and
(C) subject to Section 6.20 below, regular quarterly cash dividends on Common Shares in amounts (including increases) to the extent disclosed in
Section 6.1 of the Company Disclosure Letter, and with record and payment dates consistent with past practice; or (iv) other than repurchases in the ordinary course, consistent with past practice as approved by the board of directors of the Company (with notice to, and consultation with, Parent prior to seeking such authorization), not to exceed the lesser of (x) $200,000,000 and (y) 4,000,000 Common Shares, in the aggregate, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

            (c) neither it nor its Subsidiaries shall (i) except for the issuance of hybrid securities as permitted under Section 6.1(c)(iii) below and except for issuances, sales or dispositions of capital stock of Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, or the value of which is determined in reference to, any shares of its capital stock of any class or any Company Voting Debt (other than (1) Common Shares issued pursuant to the existing terms as of the date hereof of the three Company deferred compensation plans described in Section 5.2(b) of the Company Disclosure Letter or issued pursuant to Company Options or as results from the vesting of Company Restricted Shares outstanding on the date hereof and previously disclosed in writing to Parent, (2) issuances of options to acquire Common Shares or grants of Company Restricted Shares (other than Performance Based Restricted Stock Awards that contain Performance Awards) pursuant to the terms of the Company Stock Plans in the ordinary course, consistent with past practice, to newly hired executives or key employees in an amount not to exceed 50,000 Common Shares per person or 500,000 Common Shares in the aggregate, provided, that options or Company Restricted Shares issued pursuant to this clause (2) shall not (A) provide for reload options or (B) vest or otherwise become unrestricted as a result of the consummation of the transactions contemplated by this Agreement, and (3) the issuance of additional options to acquire Common Shares pursuant to the "reload provisions" of those Company Options which contain such provisions as of the date hereof, such issuances in all cases to be in accordance with their present terms); (ii) other than in the ordinary course, consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets that are, individually or in the aggregate, material in relation to the Company and its Subsidiaries, taken as a whole (including capital stock of any of its Subsidiaries); (iii) incur any indebtedness or issue hybrid securities in excess of $250,000,000 in the aggregate except
(A) in the ordinary course, consistent with past practice, (B) in the management of the Company's and its Subsidiaries' capital structure consistent with past practice, (C) for borrowings under credit facilities or lines of credit existing on the date hereof and disclosed hereunder (or replacements refinancings thereof), and (D) for long-term indebtedness or hybrid securities incurred in connection with the refinancing of existing indebtedness or hybrid securities (provided, that no new issuance under clauses (A), (B) or (D) shall contain any covenant that would require the Company or any Subsidiary to make periodic reports in addition to those required under applicable Law); (iv) modify the terms of any indebtedness in any respect that would impose additional material obligations or costs on the Company or any of its Subsidiaries; (v) other than as permitted by
Section 6.1(c)(vi), make or authorize or commit for any capital expenditures other than in amounts less than $100,000,000 in the aggregate or by any means, make any acquisition of, or investment in, assets or stock of any other Person (other than investments (q) in the ordinary course of its insurance, annuity, asset management or investment businesses, (r) in customer accounts held in the ordinary course, or (s) in any general account or otherwise in the ordinary course to offset insurance liabilities) in excess of $500,000,000 in the aggregate; provided, however, that no such acquisition shall (x) meaningfully and adversely impair its ability to consummate, or meaningfully delay the consummation of, the transactions contemplated by this Agreement, or (y) be reasonably likely to cause a material rating held by the Company to be modified, qualified, lowered or placed under surveillance for a possible downgrade; or (vi) make or authorize or commit for the acquisition of receivables with an aggregate purchase price in excess of $1,200,000,000 since January 1, 2001 (provided that (A) any such acquisition with a purchase price in excess of $100,000,000 shall be subject to prior consultation with Parent, and (B) all such acquisitions shall be made consistent with the consumer finance risk management policies and strategic plan of the Company);

            (d) except to the extent required to maintain compliance with applicable Law, or as required by a collective bargaining agreement, neither it nor any of its Subsidiaries shall (i) terminate, establish, implement, adopt, amend, enter into, make any new, or accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plans or Plans (including the funding arrangements in respect thereof) or contractual obligations in effect as of the date of this Agreement or as contemplated by this Agreement, (ii) except as described in Section 6.1(d) of the Company Disclosure Letter, increase the commissions, compensation or benefits payable or accrued or that could become payable by the Company or any of its Subsidiaries or accrue to or in respect of any employee, director or consultant who is an individual (a "CONSULTANT" (except a consultant who is not a former employee and is an outside legal or other professional advisor (an "ADVISOR")), other than increases in commissions, base salary or wages granted to Advisors or employees (other than the 41 employees listed in Section 5.2(h)(vii) of the Company Disclosure Letter) in the ordinary course, consistent with past practice, (iii) waive any debts due to the Company from any officer or director of the Company, (iv) otherwise take any action that would reasonably be expected to materially increase any funding liability with respect to any Company Plan, or (v) exercise any discretion or authority under the terms of any Company Plan or contractual obligation in any manner that would result in an acceleration, increase or modification of the rights of or payments or benefits to any employee, director or Consultant; notwithstanding the foregoing provisions of this
Section 6.1(d), the Company shall be permitted to (1) make amendments to the Company Plans that will not result in a material increase in the aggregate annual costs to the Company and/or any Subsidiary in respect of such plans, (2) grant options or Company Restricted Shares to any current or former directors, officers or employees to the extent permitted by clauses (c)(i)(2) and (c)(i)(3) above, (3) accelerate the vesting and payment of the Company Stock Options and the Company Restricted Shares outstanding on the date hereof and previously disclosed in writing to Parent to the extent required under their existing terms, including the vesting and payment in Common Shares of Performance Awards contained in Performance Based Restricted Stock Awards at the maximum performance level to the extent so required, the vesting and payment in Common Shares of the restricted share units and the conversion of each such Common Share into the Merger Consideration pursuant to Section 6.18 hereof, and any vesting and payment in Common Shares which is incident to a termination of employment prior to the Effective Time, (4) amend the Benefit Trust Agreement made as of February 8, 2001 between the Company and The Chase Manhattan Bank in accordance with Section 6.18(l) hereof, (5) make payments of cash and other benefits incident to terminations of employment prior to the Effective Time in accordance with the Company Plans, and (6) terminate the Company's Employee Stock Purchase Plan in accordance with Section 6.18(m) hereof;

            (e) neither it nor any of its Subsidiaries shall (i) except to the extent provided in appropriately identified reserves, settle or compromise any claims or litigation in a manner material to the Company and its Subsidiaries taken as a whole; or (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), which, in the case of clause (ii) would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course, as required by contract or applicable Law, or to the extent provided for in appropriately identified reserves;

            (f) except in the ordinary course, consistent with past practice, neither it nor any of its Subsidiaries shall (i) modify in any material respect, amend in any material respect or terminate any of its Material Contracts or (ii) waive, release or assign any rights or claims, which, individually or in the aggregate, are material to the Company and its Subsidiaries taken as a whole;

            (g) neither it nor any of its Subsidiaries shall make any material Tax election (other than in the ordinary course, consistent with past practice, or unless required by applicable Law), enter into any settlement or compromise of any Tax liability which, individually or in the aggregate, is material to the Company and its Subsidiaries taken as a whole, or permit any insurance or reinsurance policy naming it as a beneficiary or loss-payable payee, which, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, to be canceled or terminated except in the ordinary course, consistent with past practice, except to the extent provided for in reserves;

            (h) neither it nor any of its Subsidiaries shall file any amended Tax Returns if the result of such amendment would increase the Company's Tax liability in a manner material to the Company and its Subsidiaries taken as a whole, except to the extent provided for in reserves or otherwise required by applicable Law;

            (i) except as required by applicable Law, neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services to any other Person, (ii) engage in any line of business, or (iii) compete with any Person (other than, in the case of clauses (i), (ii) and (iii), any such provisions which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole);

            (j) except as required by applicable Law, neither it nor any of its Subsidiaries shall in any material respect change or fail to comply with investment, risk management and other policies of the Company;

            (k) neither it nor any of its Subsidiaries shall, with the prior approval or Knowledge of any of the individuals listed in Section 5.2(a)(i) of the Company Disclosure Letter take, or fail to take, any action that would cause any representation or warranty of the Company herein to become untrue;

            (l) neither it nor any of its Subsidiaries shall take any corporate action for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues which are material to the Company and its Subsidiaries, taken as a whole; and

            (m) neither it nor any of its Subsidiaries shall authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

            6.2 Parent Interim Operations. Parent covenants and agrees as to itself and each of its Subsidiaries that, from and after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise (i) expressly contemplated by any other section of this Agreement, (ii) required by applicable Law (it being understood that, insofar as less than 100% of the equity of a Subsidiary of Parent is owned, directly or indirectly, by Parent, nothing in this Section
6.2 shall be deemed to require any such Subsidiary to take any action, or fail to take any action, which action or failure would result in a violation of fiduciary duty under applicable Law), or (iii) set forth in
Section 6.2 of the Parent Disclosure Letter):

            (a) it and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice, and, to the extent consistent therewith, each of Parent and its Subsidiaries shall use its respective commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with material customers, suppliers, reinsurers, distributors, agents, regulators, creditors, rating agencies, lessors, employees and business associates; provided, that Parent and its Subsidiaries may take any action, or omit to take any action, to the fullest extent permitted by any proviso or exception contained in this Section 6.2 (whether or not such action or omission would be considered taken in the ordinary course, consistent with past practice);

            (b) neither it nor its Subsidiaries shall (i) except as required to effect the transactions contemplated by this Agreement, amend its memorandum or articles of association or other constitutional documents; (ii) split, combine or reclassify its issued or authorized share capital unless appropriate adjustment is made to the Exchange Ratio; (iii) except as permitted under Section 6.20 below, authorize, declare, set aside or pay any dividend payable in cash, shares or property in respect of any of its shares other than (A) dividends from its direct or indirect wholly-owned Subsidiaries; (B) dividends by a Subsidiary that is partially owned by the Parent or any of its Subsidiaries, in the ordinary course, consistent with past practice; provided, that Parent or any such Subsidiary receives or is to receive its proportionate share thereof; (C) subject to
Section 6.20 below, regular final and interim cash dividends paid by Parent, determined in a manner, and with record and payment dates, consistent with past practice; or (D) issuances of stock scrip in lieu of cash dividends consistent with past practice; or (iv) subject to prior consultation with the Company and subject in all cases to the provisions of
Section 6.17 below, purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any of its shares or any securities convertible into or exchangeable or exercisable for any of its shares, other than purchases, redemptions or other acquisitions not to exceed $200,000,000 in the aggregate, or otherwise reduce or reorganize its capital;

            (c) neither it nor its Subsidiaries shall (i) except for issuances, sales or dispositions of shares of Subsidiaries to Parent or its wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, or the value of which is determined in reference to, its shares of any class or any Parent Voting Debt (other than (1) subject to prior consultation with the Company, issuances, sales and dispositions to third parties which, in the aggregate, do not exceed $150,000,000, (2) grants of options or rights in the ordinary course, consistent with past practice, or issuances of shares upon exercise of options or rights granted, under any Parent Share Schemes or Parent Subsidiaries Share Schemes or share schemes set forth in Section 6.2 of the Parent Disclosure Letter; (ii) other than in the ordinary course, consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets that are, individually or in the aggregate, material in relation to Parent and its Subsidiaries, taken as a whole, (including shares of any of its Subsidiaries); or (iii) except as set forth in Section 6.2(c) of the Parent Disclosure Letter (but, in such cases, still subject to the proviso below), by any means, make any acquisition of, or investment in, assets or stock of any other Person (other than investments (q) in the ordinary course of its insurance, annuity, asset management or investment businesses, (r) in customer accounts held in the ordinary course, or (s) in any general account or life fund or otherwise in the ordinary course to offset insurance liabilities), in excess of $1,500,000,000 in the aggregate; provided, however, that no such acquisition shall (x) meaningfully and adversely impair its ability to consummate, or meaningfully delay the consummation of, the transactions contemplated by this Agreement, (y) be financed through the sale or issuance of shares of any class of Parent or its Subsidiaries, or (z) be reasonably likely to cause a material rating held by Parent to be modified, qualified, lowered or placed under surveillance for a possible downgrade; provided, further, that acquisitions which include more than de minimis North American operations shall (A) until the aggregate purchase price for all such acquisitions exceeds $500,000,000, be subject to prior consultation with the Company, and (B) thereafter, be subject to the prior approval of the Company, which approval will not be unreasonably withheld;

            (d) neither it nor any of its Subsidiaries shall (i) except to the extent provided in appropriately identified reserves, settle or compromise any claims or litigation in a manner material to Parent and its Subsidiaries taken as a whole; or (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), which, in the case of clause (ii) would, individually or in the aggregate, be material to Parent and its Subsidiaries taken as a whole, other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course, as required by contract or applicable Law, or to the extent provided for in appropriately identified reserves;

            (e) except in the ordinary course, consistent with past practice, neither it nor any of its Subsidiaries shall (i) modify in any material respect, amend in any material respect or terminate any of its Material Contracts or (ii) waive, release or assign any rights or claims, which, individually or in the aggregate, are material to Parent and its Subsidiaries taken as a whole;

            (f) neither it nor any of its Subsidiaries shall make any material Tax election (other than in the ordinary course, consistent with past practice, or unless required by applicable Law), enter into any settlement or compromise of any Tax liability which, individually or in the aggregate, is material to Parent and its Subsidiaries taken as a whole, or permit any insurance or reinsurance policy naming it as a beneficiary or loss-payable payee, which, individually or in the aggregate, is material to Parent and its Subsidiaries, taken as a whole, to be canceled or terminated except in the ordinary course, consistent with past practice, except to the extent provided for in reserves;

            (g) neither it nor any of its Subsidiaries shall file any amended Tax Returns if the result of such amendment would increase Parent's Tax liability in a manner material to the Parent and its Subsidiaries taken as a whole, except to the extent provided for in reserves or otherwise required by applicable Law;

            (h) except as required by applicable Law, neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any respect the ability of Parent or any Subsidiary or affiliate to (i) sell any products or services to any other Person, (ii) engage in any line of business, or (iii) compete with any Person (other than, in the case of clauses (i), (ii) and (iii), any such provisions which, individually or in the aggregate, are not material to Parent and its Subsidiaries, taken as a whole);

            (i) except as required by applicable Law, neither it nor any of its Subsidiaries shall in any material respect change or fail to comply with investment, risk management and other policies of Parent;

            (j) neither it nor any of its Subsidiaries shall, with the prior approval or knowledge of any of the individuals listed in Section 5.3(a)(i) of the Parent Disclosure Letter take, or fail to take, any action that would cause any representation or warranty of the Parent herein to become untrue;

            (k) neither it nor any of its Subsidiaries shall take any corporate action for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues which are material to Parent and its Subsidiaries, taken as a whole; and

            (l) neither it nor any of its Subsidiaries shall authorize, announce an intention to implement, or enter into an agreement to do any of the foregoing.

            6.3 Acquisition Proposals.

            (a) Each of the Company and Parent agrees that, except as expressly contemplated by this Agreement, it and each of its Subsidiaries will not, and it shall direct and use its commercially reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, with respect to each of the Company and Parent, such Person's "REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, scheme of arrangement or similar transaction involving the Company or Parent, or any purchase (pursuant to a new issuance, tender offer, takeover bid or otherwise) of, or offer to purchase, 20% or more of the voting securities of the Company or Parent, as the case may be, or any business that constitutes 20% or more of such Person's consolidated net revenues, net income or shareholders' funds (as reflected on the Company 2000 Financial Statements or Parent 2000 Financial Statements, as applicable) (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Each of the Company and Parent further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its commercially reasonable best efforts to cause its and its Subsidiaries Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal with respect to it, engage in any negotiations concerning an Acquisition Proposal with respect to it, otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to it, or enter into any agreement with respect to any Acquisition Proposal with respect to it; provided, however, that nothing contained in this Agreement shall prevent either the Company or Parent or its respective board of directors from (i) making any disclosure to its shareholders if, in the good faith judgment of its board of directors, failure so to disclose would be inconsistent with its obligations under applicable Law, the listing rules of the NYSE, the UKLA or the City Code on Takeovers and Mergers (the "CITY CODE"); provided, however, that it shall use commercially reasonable best efforts to notify the other party of such obligation and the substance of the planned disclosure as promptly as practicable (and in any event prior to making any such disclosure); (ii) prior to the Company Shareholder Meeting or the Parent Shareholder Meeting, respectively, discussing or negotiating with or furnishing information to any Person who has made a bona fide unsolicited written Acquisition Proposal which did not, directly or indirectly, result from or follow a breach by the Company or Parent, respectively, of this
Section 6.3(a); provided, that, unless and solely to the extent otherwise expressly required by the U.K. Panel on Takeovers and Mergers pursuant to the City Code (after Parent shall have used its commercially reasonable best efforts to defeat or narrow such requirement) in the case of Parent, no information shall be furnished to any Person unless such Person shall have entered into a confidentiality agreement with the Company or Parent, as the case may be, containing terms and conditions of substantially the same effect as those of the Confidentiality Agreement; or (iii) recommending (but only at a time that is after the fifth Business Day following the other party's receipt of written notice advising such other party that such board of directors is prepared to recommend a Superior Proposal) such an Acquisition Proposal to its shareholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquisition Proposal is or, in the case of clause (ii) would reasonably be expected to result in, a Superior Proposal and the board of directors of the Company or Parent, as applicable, determines in good faith, after consultation with outside legal counsel, that failure to do so (and, in the case of clause (ii), failure to continue to do so) would be inconsistent with their fiduciary duties under applicable Law. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means in respect of the Company or Parent, as applicable, any Acquisition Proposal by a third party
(x) that would, if consummated, be more favorable than the Merger to its shareholders, in the good faith judgment of such party's board of directors, after consultation with its financial advisors, and (y) which the board of directors of such Party determines in its good faith judgment to constitute a transaction that is reasonably capable of being consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. Each of the Company or Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations by it or its Representatives with any Person other than Parent or the Company, respectively, conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent also agrees that it will (q) if it has not already done so, promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any potential Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; (r) promptly notify all Persons with whom it has a continuing standstill or similar agreement pursuant to which any third party is authorized to make any Acquisition Proposal that it is withdrawing any such authorization; and (s) take all commercially reasonable actions necessary to enforce the provisions of any such continuing confidentiality, standstill or similar agreement.

            (b) Each of the Company and Parent agrees that it will take the necessary steps promptly to inform its Subsidiaries and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.3. Each of the Company or Parent agrees that it will notify the other promptly (and in any event within 24 hours) if any inquiries, proposals or offers relating to or constituting an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its or its Subsidiaries' Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep the other fully informed, on a prompt basis (and in any event within one Business Day), of the status and material terms of any such inquiries, proposals or offers. All information provided to the other party under this Section 6.3(b) shall be kept confidential by the receiving party in accordance with the terms of the Confidentiality Agreement.

            (c) Nothing contained in this Section 6.3 shall prohibit either party, to the extent applicable, from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact than an Acquisition Proposal with respect to it has been made, the identity of the party making such proposal or the material terms of such proposal in the Form F-4, the Company Proxy Statement or the Parent Documents, to the extent disclosure of such facts, identity or terms is advisable under applicable Law (and the disclosure of such facts, by itself, shall not be deemed a withdrawal or adverse modification of its approval or recommendation to shareholders of the Merger).

            6.4 Registration Statement; Parent Documents; Information
Supplied.

            (a) Registration Statement. (i) Each of Parent and the Company shall cooperate and reasonably promptly prepare and Parent shall file with the SEC as soon as practicable after the date hereof a Registration Statement on Form F-4 (the "FORM F-4") under the Securities Act, with respect to the issuance of the Parent Ordinary Shares and Parent Depositary Shares in the Merger a portion of which Form F-4 shall also serve as the Company Proxy Statement, the prospectus with respect to the Parent Ordinary Shares and Parent Depositary Shares issuable in the Merger and, so far as appropriate, the Parent Documents. The parties will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use its respective commercially reasonable best efforts to have the Form F-4 declared effective by the SEC as promptly as reasonably practicable after such filing. Parent shall use its commercially reasonable best efforts to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. No filing of, or amendment or supplement to, the Form F-4 or the Company Proxy Statement will be made by Parent or the Company without providing the other with a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Depositary Shares or Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

            (ii) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Form F-4, including, without limitation the proxy statement/prospectus constituting a part thereof (the "COMPANY PROXY STATEMENT"), or any amendment or supplement thereto will at the time the Form F-4 becomes effective under the Securities Act, at the date of mailing of the Company Proxy Statement to shareholders and at the time or times of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent should be discovered by the Company or Parent which should be set forth in an amendment to the Form F-4 or a supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company's shareholders.

            (iii) Each of Parent and the Company will use commercially reasonable best efforts to cause the Parent Documents (other than the Parent Listing Particulars) and the Company Proxy Statement, respectively, to be mailed to its shareholders as promptly as reasonably practicable after the date hereof.

            (b) Parent Documents. The Company and Parent shall cooperate and Parent shall reasonably promptly prepare and file with the UKLA, a circular to be sent to Parent shareholders in connection with the Parent Shareholder Meeting (the "PARENT CIRCULAR"), containing (A) a notice convening the Parent Shareholder Meeting, (B) such other information (if any) as may be required by the UKLA, and (C) such other information as Parent reasonably determines to include therein. The Company and Parent shall cooperate and Parent shall also prepare and file with the UKLA listing particulars and, if required, supplementary listing particulars, relating to Parent and its Subsidiaries and the Parent Ordinary Shares (the "PARENT LISTING PARTICULARS" and, together with the Parent Circular, the "PARENT DOCUMENTS"). Each of the Company (solely to the extent such information is provided by the Company for inclusion therein) and Parent agrees that the Parent Documents and any supplements thereto and any other circulars or documents issued to shareholders, employees or debentureholders of Parent, will contain all particulars required to comply in all material respects with all applicable United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, the Financial Services Act 1986 and the rules and regulations made thereunder, and the rules and requirements of the UKLA) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information. The parties agree that the Parent Listing Particulars shall contain the following statements:

      "The directors and proposed directors of Prudential plc accept responsibility for the information contained in this document, other than, in the case of the directors of Prudential plc, that relating to the American General Corporation Group, the directors of American General Corporation and their interests. To the best of the knowledge and belief of the directors and proposed directors of Prudential plc (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information."

and

      "American General Corporation and the directors of American General Corporation accept responsibility for the information contained in this document relating to the American General Corporation Group, the directors of American General Corporation and their interests (as set out in parts _____ and _____ of this document) which have been extracted from Company Reports filed prior to the date of this document. To the best of the knowledge and belief of American General Corporation and the American General Corporation directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information."

The parties agree that prior to the publication of the Parent Circular, each of the New Directors to be nominated at the Parent Shareholder Meeting will provide a letter to the board of directors of Parent confirming that to the best of the knowledge and belief of the relevant New Director the information contained in the Parent Circular relating to the American General Corporation Group, the directors of the Company and their interests is in accordance with the facts and does not omit anything likely to affect the import of such information. The letter will not create any legal liability between the relevant New Director or the Company or any of its Subsidiaries and Parent or its affiliates.

            6.5 Stockholders Meetings.

            (a) The Company will take all action reasonably necessary to convene a meeting of the holders of Common Shares at which the holders of Common Shares shall consider approval of the plan of merger contained herein (the "COMPANY SHAREHOLDER MEETING") as promptly as reasonably practicable (subject to applicable Law and to Section 6.5(b)) after the Form F-4 has been declared effective by the SEC. Parent will take all action reasonably necessary to convene an extraordinary general meeting of Parent's shareholders at which resolutions will be proposed to approve the Merger and the other matters specified in the next succeeding sentence (the "PARENT SHAREHOLDER MEETING") as promptly as practicable (but subject to applicable Law and Section 6.5(b)) after the Parent Circular is approved by the UKLA and the Form F-4 has been declared effective by the SEC. Parent shall propose at the Parent Shareholder Meeting resolutions to, inter alia
(i) approve the Merger and the other transactions contemplated hereby, (ii) appoint the New Directors nominated for election at the Parent Shareholder Meeting, (iii) authorize the issue of Parent Ordinary Shares and allotment of relevant securities, (iv) approve the continued operation of the Company Stock Plans subject to such appropriate amendments to the rules thereof as are required to comply with English Law, the UKLA Listing Rules and related codes, or as set forth in Section 6.18(d) of the Parent Disclosure Letter, or the establishment by Parent of any new share schemes which are substantially similar to the Company Stock Plans as at the date hereof in which it is intended all or some of the Company's employees will participate, (v) increase the maximum number of Parent directors, and (vi) amend the articles of association of Parent to provide for the delivery of notice of board meetings of Parent to directors outside the U.K., to provide for the payment of dividends in both U.K. pounds and U.S. dollars, to provide, to the extent practicable, for the holders of Parent Depositary Shares substantially the same rights as holders of Parent Ordinary Shares, including with respect to the rights to requisition resolutions, receive notice of, attend, speak and vote at, call for a poll at, require notice of resolutions to be proposed at, examine documents made available to shareholders at, be counted individually as present or voting with respect, to the extent practicable, to resolutions adopted at, and to requisition, general meetings of holders of Parent Ordinary Shares, including by providing for the appointment of multiple proxies and sub-proxies by certain types of shareholders, and to permit the appointment of substitutes instead of the proxies.

            (b) Parent and the Company shall each use commercially reasonable best efforts such that, to the extent reasonably practicable, the Company Shareholder Meeting and the Parent Shareholder Meeting shall be held on the same day and as promptly as reasonably practicable (subject to applicable Law) after the conditions precedent to holding such meetings have been fulfilled. Subject to the requirements of applicable Law and the terms of this Agreement (including the next sentence and the provisions of Section 6.3), the board of directors of each of Parent and the Company shall recommend to its respective shareholders the approval of the Merger and the other transactions contemplated hereby and shall use commercially reasonable best efforts to solicit such approval. The board of directors of the Company or Parent, as applicable (the "WITHDRAWING PARTY"), shall be permitted to (i) not recommend to its shareholders that they approve the plan of merger contained herein (or the other matters to be voted on by such shareholders as contemplated hereby) or (ii) withdraw or modify in a manner adverse to the other party (the "OTHER PARTY") its recommendation to its shareholders that they approve the plan of merger (or the other matters to be voted on by such shareholders as contemplated hereby) and, in either such event, not solicit votes in favor of such approval, if such board of directors determines in good faith, after consultation with outside counsel, that to do otherwise would be inconsistent with their fiduciary duties under applicable Law. Notwithstanding any such withholding, withdrawal or modification, the Other Party shall have the option, exercisable within six Business Days of notice of such withholding, withdrawal or modification, to cause the board of directors of the Withdrawing Party to adopt a resolution directing that the plan of merger (and/or the other matters to be voted on by such shareholders as contemplated hereby) be submitted without recommendation to the shareholders of the Withdrawing Party at the relevant shareholder meeting for the purpose of approving the plan of merger (and/or the other matters to be voted on by such shareholders as contemplated hereby) and, in connection with such submission, communicate the basis for its determination that the plan of merger (and/or the other matters to be voted on by such shareholders as contemplated hereby) be submitted to its shareholders. If the Other Party exercises its option under the preceding sentence to have the plan of merger (and/or the other matters to be voted on by such shareholders as contemplated hereby) submitted to the shareholders of the Withdrawing Party, the Other Party shall no longer be entitled to terminate this Agreement under Section 8.3(i) or Section 8.4(i) below, as applicable. If the Other Party fails to exercise its option to require the Withdrawing Party to take the actions specified in the second preceding sentence, the Withdrawing Party may terminate this Agreement at any time after the expiration of the relevant six Business Day period.

            6.6 Filings; Other Actions; Notification.

            (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest, discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in the case of either clause (i) or (ii), is reasonably likely, individually or in the aggregate, to materially and adversely impact the aggregate economic or business benefits, taken as a whole, to Parent or the Company, as applicable, of the transactions contemplated by this Agreement (any such requirement specified in clause (i) or (ii), a "BURDENSOME Condition"). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any material filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

            (b) The Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement, the Form F-4, the Parent Documents or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

            (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or to cause the non-satisfaction of any condition to the Merger.

            (d) Prior to making any material filing, notice, petition, statement, registration, submission of information or application to or with any third party and/or Governmental Entity (including any U.S. or non-U.S. securities exchange and the U.K. Office of Fair Trading) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any U.S. or non-U.S. national securities exchange, each party shall use commercially reasonable best efforts to consult with the other party with respect to (and, to the extent reasonably practicable, give the other party an opportunity to comment on) the content of such material filing, notice, petition, statement, registration, submission of information or application and to provide the other party with copies of the proposed filing, notice, petition, statement, registration, submission of information or application.

            (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and Parent each agree to cooperate and use their commercially reasonable best efforts, subject to the limitations set forth in Section 6.6(a), to defend against and respond thereto.

            (f) Unless either of the parties shall have reasonably determined in good faith based upon a written withdrawal of, or a failure to receive, the accountants letters referred to in Section 7.1(f) below (or receipt of written notification that either of such letters will not be received) that merger accounting treatment under U.K. GAAP will not be appropriate (an "ACCOUNTING DETERMINATION"), the Company Proxy Statement and the Parent Documents will contain pro forma financial information based upon such treatment. In the event that either of the parties makes an Accounting Determination, as promptly as practicable following such Accounting Determination the parties shall, if required by applicable Law,
(i) prepare and file with the SEC or the UKLA and the LSE, as applicable, and (ii) mail to shareholders of the Company and/or Parent, amended, supplemented or new documents containing pro forma financial information prepared in accordance with accounting methods determined to be appropriate. If, prior to the preparation and mailing of such revised or new documents, the shareholders of Parent or the Company have already approved the Merger, Parent and/or the Company, as applicable, shall hold a new meeting which for all purposes of this agreement shall be deemed the Parent Shareholder Meeting or the Company Shareholder Meeting, as applicable, in each case in accordance with the terms of this Agreement as if the prior meeting had not been held.

            (g) Nothing set forth in this Section 6.6 shall be deemed to limit or affect the right of any party to take any action expressly permitted pursuant to Sections 6.1, 6.2 or 6.3 hereof.

            6.7 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, each party agrees that it shall (and shall, only to the extent appropriate in the case of Subsidiaries that are not wholly owned, cause its Subsidiaries to) afford the other's officers, directors or Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and its Subsidiaries' properties, books, contracts and records and, during such period, shall (and shall, only to the extent appropriate in the case of Subsidiaries that are not wholly owned, cause its Subsidiaries to) furnish reasonably promptly to the other all information concerning its and its Subsidiaries' business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by such party hereunder and provided, further, that the foregoing shall not require either party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the party shall have used commercially reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to a senior executive officer of the relevant party or such Person as may be designated by such officers. All such information shall be governed by the terms of the Confidentiality Agreement, including all such information disclosed in the Company Disclosure Letter and the Parent Disclosure Letter.

            6.8 Affiliates. Not later than the fifteenth day prior to the mailing of the Company Proxy Statement, the Company shall deliver to Parent a list of names and addresses of those Persons who are or are expected to be, to the Knowledge of the Company, as of the time of the Company Shareholder Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such lists the names and addresses of any other Person subsequently identified by the Company as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by the Company shall remain on such list of affiliates if Parent shall receive from the Company, on or before the date of the Company Shareholder Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its commercially reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company Shareholder Meeting, from each such affiliate identified in the list delivered pursuant to the first sentence of this Section 6.8 (as the same may be supplemented as aforesaid) a letter dated as of the Company Shareholder Meeting substantially in the form attached as Exhibit A (the "AFFILIATE LETTERS"). Parent shall not be required to maintain the effectiveness of the Form F-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Ordinary Shares or Parent Depositary Shares received in the Merger by such affiliates and the Parent ADRs representing Parent Depositary Shares received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.8.

            6.9 Listing Application. Parent shall promptly prepare and submit to the UKLA a listing application and to the LSE an application for admission to trading with respect to the Parent Ordinary Shares, and to the NYSE a listing application in respect of the Parent Ordinary Shares and Parent Depositary Shares issuable in the Merger or, as necessary, upon exercise of Adjusted Options, and shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Ordinary Shares, in the case of the UKLA and LSE, and such Parent Ordinary Shares and Parent Depositary Shares in the case of the NYSE, subject to official notice of issuance. The Surviving Corporation shall use its commercially reasonable best efforts to cause the Common Shares to be de-listed from the NYSE, the PSE, the SWX, the UKLA and the LSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

            6.10 Publicity. The initial press release concerning the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and shall provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable best efforts to agree upon, and shall not issue, any such press release or make any such public announcement prior to such consultation, except as either party may determine is required by applicable Law (including the City Code), court process or by obligations pursuant to any listing agreement with any securities exchange (including the LSE and the UKLA).

            6.11 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV out of assets held by the Company prior to the Merger. Parent and its affiliates (other than the Company and its Subsidiaries) will not provide, directly or indirectly, any funding for the payment of such amounts. Except as otherwise provided in Sections 4.1(b)(i), 6.24 and 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that filing fees and other expenses incurred in connection with filing, printing, mailing and distributing the Form F-4, the Company Proxy Statement, the Parent Documents and related documents shall be shared equally by Parent and the Company.

            6.12 Indemnification; Directors' and Officers' Insurance.

            (a) The Surviving Corporation shall, and Parent shall to the extent permitted by Law cause the Surviving Corporation to and shall in any event permit the Surviving Corporation to, indemnify, defend and hold harmless (and Parent shall take no action to prevent the Surviving Corporation and its Subsidiaries from so indemnifying, defending and holding harmless) the present and former directors and officers of the Company and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions by them in their capacities as employees, agents, officers or directors of the Company or one of its Subsidiaries, or taken by them at the request of the Company or one of its Subsidiaries, occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company or the relevant Subsidiary is permitted to indemnify its directors and officers under the Laws of its jurisdiction of incorporation, and its articles of incorporation and bylaws (or comparable organizational documents) as in effect on the date hereof (and the Surviving Corporation or the relevant Subsidiary shall also advance expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall honor all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of current or former employees, agents, directors or officers of the Company and its Subsidiaries as provided in their respective organizational documents and indemnification agreements or arrangements heretofore entered into by the Company or any of its Subsidiaries in accordance with their terms. From and after the Effective Time, Parent shall cause employees, agents, directors or officers of the Company or its Subsidiaries who become employees, agents, directors or officers of Parent or its Subsidiaries to be entitled to the same indemnity and exculpation rights and protections as are afforded to similarly situated employees, agents, directors and officers of Parent or its Subsidiaries, it being understood that executive officers and directors of the Company shall be deemed similarly situated to executive officers and directors of Parent.

            (b) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to provide that portion of directors' and officers' liability insurance with respect to claims against such Indemnified Parties arising from facts, events, acts or omissions which occurred at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company and its Subsidiaries; provided, however, that in no event shall the Surviving Corporation be required to expend more than two hundred percent (200%) of the amount expended by the Company and its Subsidiaries (the "INSURANCE AMOUNT") to maintain or procure such directors' and officers' liability insurance coverage immediately prior to the Effective Time (provided, that such coverage immediately prior to the Effective Time shall be for the same coverage and amounts as in effect on the date of this Agreement); provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.12(b), the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide reasonable and customary representations and warranties to the relevant insurance carriers for the purpose of obtaining such insurance; provided, further, that any substitution or replacement of existing policies shall not result in any gaps or lapses in coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time.

            (c) For a period of three years from the Effective Time, the Surviving Corporation shall, and Parent shall to the extent permitted by Law cause the Surviving Corporation to and shall in any event permit the Surviving Corporation to, (i) indemnify, defend and hold harmless (and Parent shall take no action to prevent the Surviving Corporation and its Subsidiaries from so indemnifying, defending and holding harmless) the New Directors (the "INDEMNIFIED DIRECTORS") against all Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions by them in their capacities as directors of Parent occurring at or after the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Surviving Corporation is permitted to indemnify its directors under the Laws of State of Texas and its articles of incorporation and bylaws as in effect on the date hereof (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law), and (ii) provide directors' liability insurance (under a policy separate from the coverage described in Section 6.12(b) above; provided that the amount required in the aggregate to be spent by the Surviving Corporation under both such policies shall not exceed the Insurance Amount) with respect to claims against such Indemnified Directors arising from facts, events, acts or omissions which occurred at or after the Effective Time, which insurance shall, when taken together with any directors' liability insurance available to such Indemnified Directors from Parent, contain at the least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that any substitution or replacement of existing policies shall not result in any gaps or lapses in coverage that result in a failure to meet the standard in clause (ii) above with respect to facts, events, acts or omissions occurring at or after the Effective Time.

            (d) Any Indemnified Party wishing to claim indemnification under Section 6.12(a) or Indemnified Director wishing to claim indemnification under Section 6.12(c), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.12(a) or Section 6.12(c) unless and to the extent such failure materially increases the Surviving Corporation's liability under such subsection (a) or subsection (c).

            (e) It is expressly agreed that the Indemnified Parties and Indemnified Directors to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12. The provisions of this Section
6.12 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each Indemnified Director, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party or Indemnified Director may have by contract or otherwise.

            (f) In the event that either of the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (whether by sale, merger, operation of law or otherwise), then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or Parent, as applicable, will assume the obligations thereof set forth in this Section 6.12.

            (g) Parent shall cause the Surviving Corporation or any successor or assign thereto to comply with its obligations under this
Section 6.12.

            6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall, to the fullest extent consistent with its fiduciary obligations under applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

            6.14 Board of Directors of Parent. At the Effective Time, the board of directors of Parent shall consist of up to 18 directors. The board of directors of Parent shall take action necessary to ensure that six directors of the Company as of the date hereof selected by mutual agreement of the Company and Parent (such Company director designees, the "NEW DIRECTORS") shall be nominated for election as directors of Parent by Parent shareholders at the Parent Shareholder Meeting with effect from and subject to the Effective Time and that in default of the election of any New Director at such meeting, an alternative New Director selected by mutual agreement of the Company and Parent be appointed a director of the Parent by resolution of the board of directors of Parent after the Parent Shareholders Meeting and prior to the Effective Time. The appointment terms of each of the New Directors will, in any case, be such as to ensure that as equal a number of New Directors as practicable retire by rotation at each of the three annual general meetings of Parent shareholders following the Effective Time.

            6.15 Accountants' Letters. Each of the Company and Parent shall use commercially reasonable best efforts to cause to be delivered to the other party, a letter of Ernst & Young LLP and KPMG Audit plc, respectively, independent auditors, dated (i) the date on which the Form F-4 shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

            6.16 Integration Committee. Parent recognizes that the Company has a talented group of officers and employees that will be important to the future growth of the combined companies. In recognition of the foregoing, promptly after the date hereof, the parties will establish an integration committee composed of senior executive officers of both Parent and the Company, as mutually selected by Parent's and the Company's Chief Executive Officers, which will have direct access to Parent's Chief Executive Officer and will be responsible for proposing alternatives and recommendations to him regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations.

            6.17 Tax-Free Merger. Each of Parent and the Company will use its commercially reasonable best efforts, and each agrees to cooperate with the other and provide the other with such documentation, information and materials as may be reasonably necessary, proper or advisable to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(b), (ii) avoid gain recognition to the stockholders of the Company pursuant to Section 367(a)(1) of the Code, and (iii) enable the Company and Parent to obtain a ruling from the IRS prior to the Closing Date to the effect that the Merger will not be subject to Section 367(a)(1) of the Code (the "U.S. TAX RULING"). The Company and Parent each agrees to consult with Parent or the Company, as the case may be, with respect to the request for the U.S. Tax Ruling. Prior to submitting any written submissions or representations to the IRS in connection with such request, the Company and Parent, as the case may be, each agrees to provide such written submissions and representations to the other party for such other party's review and approval, which shall not be unreasonably withheld or delayed. Neither Parent nor the Company will take or fail to take (and, following the Merger, Parent will cause the Surviving Corporation to not take or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or would reasonably be expected to impede or preclude the IRS's issuance of the U.S. Tax Ruling prior to the Closing Date. With respect to the Merger, Parent will (and will cause the Surviving Corporation to) file all required information with its Tax Returns and maintain all records required for Tax purposes, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6).

            6.18 Employee Benefits.

            (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Common Shares granted to employees or directors of the Company or any of its Subsidiaries under the Company's 1999 Stock and Incentive Plan, the Company's 1997 Stock and Incentive Plan, the Company's 1984 Stock and Incentive Plan as restated February 8, 1994 (sometimes called the Company's "1994 STOCK AND INCENTIVE PLAN"), the Western National Corporation 1993 Stock and Incentive Plan, the US LIFE Corporation 1981 Stock Option Plan, the US LIFE Corporation 1991 Stock Option Plan or the US LIFE Corporation Non-Employee Directors' Stock Option Plan (collectively, the "COMPANY STOCK PLANS") that is outstanding immediately prior to the Effective Time (collectively, the "COMPANY OPTIONS") shall be converted into an option (an "ADJUSTED OPTION") to purchase the greatest number of whole Parent Ordinary Shares that is equal to the number of Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price (denominated in pounds sterling) per Parent Ordinary Share (rounded to the nearest whole penny) equal to the exercise price for each such Common Share subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, and all references in each such Company Option to the Company (other than any references relating to a "Change in Control" of the Company) shall be deemed to refer to Parent, where appropriate; provided, however, that (x) the adjustments provided herein with respect to any Company Options which qualify as "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be effected in a manner consistent with the requirements of Section 424(a) of the Code and (y) the exercise price per Parent Ordinary Share covered by an Adjusted Option shall not be less than the nominal value of such share. Parent Ordinary Shares subject to Adjusted Options may, at the election of the holder of the Adjusted Option, be in the form of Parent Depositary Shares evidenced by Parent ADRs, and the exercise price of such Adjusted Options shall be denominated in U.S. dollars. Parent and the Company acknowledge that each Company Option shall be fully vested and exercisable immediately prior to the Effective Time, in each case in accordance with its terms in effect as of the date hereof (except that, in the case of each Company Option which is granted in accordance with the terms in effect as of the date hereof of a reload feature of a Company Option outstanding as of the date hereof, such vesting and exercisability shall be in accordance with the terms on the date of grant of the reload Company Option).

            (b) As of the Effective Time, each restricted Common Share, restricted share unit and Common Share that is represented by the Performance Award portion of a "Performance-Based Restricted Stock Award" granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "COMPANY RESTRICTED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 4.1 of this Agreement; provided, however, that, prior to such conversion and subject to any necessary consents from the holders of Company Restricted Shares upon the lapsing of restrictions with respect to the Company Restricted Shares, the Company shall be entitled to deduct and withhold from the Company Restricted Shares such amounts as it is required to deduct and withhold with respect to the lapsing of such restrictions under the Code, or any applicable provision of state, local or non-U.S. tax Law. As of the Effective Time, each incentive award granted to a non-employee director of the Company under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "INCENTIVE AWARD UNITS") shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to be invested in the Merger Consideration in accordance with Section 4.1 above until the termination of such director's service on the board of directors of the Company and, thereafter, shall be deemed to be invested or distributed to such director in accordance with the terms of the applicable Company Stock Plan, any payment election duly made by such director and any related grant document issued in connection with such Incentive Award Units that has been previously provided to Parent.

            (c) Subject to the approvals of Parent's shareholders referred to in Section 6.5(a)(iii) and (iv), (i) as of the Effective Time, Parent shall assume the obligations of the Company under the Company Stock Plans, except that Parent may make minor alterations required to comply with applicable English law, the UKLA Listing Rules and related codes which are not anticipated to adversely affect the economic interests of the holders of awards thereunder and may make any other alteration required to comply with applicable English law, the UKLA Listing Rules and related codes which is described in Section 6.18(c) of the Parent Disclosure Letter, with respect to the Adjusted Options and the Incentive Award Units and (ii) from and after the Effective Time, the terms of each Company Option, Incentive Award Unit and the Company Stock Plan under which such Company Option or Incentive Award Unit, as the case may be, was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply to the corresponding Adjusted Option or Incentive Award Unit, subject to the alterations described herein and except as specifically provided otherwise in this Section 6.18.

            (d) Except as set forth in Section 6.18(d) of the Parent Disclosure Letter, the Company and Parent agree that each of the Company Stock Plans shall be amended, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of Company Options and Incentive Award Units pursuant to paragraphs (a) and (b) above and the substitution of Parent for the Company thereunder to the extent applicable to effectuate the assumption of such plans by Parent, in particular so that Parent, from and after the Effective Time, shall have all authority and control over the Company Stock Plans subject to Section 6.18(d) of the Company Disclosure Letter, (ii) to preclude any automatic grants of awards thereunder on or after the date hereof, other than grants of "reload options" solely in accordance with the terms of the Company Options as in effect on the date hereof, and (iii) to preclude the grant of any options or other awards thereunder on or after the date hereof that provide for or permit the grant of "reload options". The Company and Parent further agree that the Company, prior to the Effective Time, shall take all action necessary or appropriate to terminate all reload features in all Company Options as of the Effective Time.

            (e) Parent shall (i) take all action necessary or appropriate to have available for issuance or transfer a sufficient number of Parent Ordinary Shares for delivery upon exercise of all Adjusted Options and (ii) issue or cause to be issued or transfer or cause to be transferred the appropriate number of Parent Ordinary Shares (which may, at the election of the recipient, be in the form of Parent Depositary Shares) upon the exercise or maturation of rights existing under the Adjusted Options. No later than the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form F-8 (or other appropriate form) registering a number of Parent Ordinary Shares and Parent Depositary Shares necessary to fulfill Parent's obligations under this Section 6.18. Parent shall use commercially reasonable best efforts to cause such registration statement to remain effective (and to maintain the current status of the prospectus required thereby) for at least as long as Adjusted Options are outstanding.

            (f) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth (i) the number of Parent Ordinary Shares and, if applicable, Parent Depositary Shares, subject to the Adjusted Options held by such holder, (ii) the exercise price per Parent Ordinary Share subject to the Adjusted Options, and (iii) an acknowledgement that all such Adjusted Options and all Incentive Award Units will continue to be governed by the terms and conditions governing the corresponding Company Option or Incentive Award Unit as in effect immediately prior to the Effective Time, except as provided in this Section 6.18.

            (g) Except as set forth in Section 6.18(g) of the Company Disclosure Letter, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with the terms thereof in effect as of the date hereof or as amended after the date hereof with the prior written consent of Parent, each employment agreement, change in control severance agreement, split dollar agreement and supplemental executive retirement agreement (including any amendments thereto listed or described in Section 6.18(g) of the Company Disclosure Letter) between the Company or any of its Subsidiaries and any present or former officer, director or employee of the Company or any of its Subsidiaries that is listed or described in Section 6.18(g) of the Company Disclosure Letter. Parent and the Company acknowledge that the consummation of the Merger shall constitute a "Change in Control" for all purposes of the Company Plans.

            (h) During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall provide (or shall cause the Surviving Corporation and its Subsidiaries to provide) employees (other than any employees to whom a collective bargaining agreement applies) of the Company and its Subsidiaries at the Effective Time (such non-union employees being hereinafter called the "CONTINUING EMPLOYEES"), during the period of their respective employment with the Surviving Corporation or its Subsidiaries or Parent or its Subsidiaries, with benefits under employee benefit plans that are substantially similar in the aggregate (excluding Parent-stock-based benefits) to the aggregate benefits (excluding Company-stock-based benefits) provided to the Continuing Employees under the terms of the Company Plans as of the date hereof. From and after the Effective Time, to the extent required by the terms of the applicable Company Plan as in effect on the date hereof, Parent shall cause the Surviving Corporation and its Subsidiaries to assure that no amendment or termination of any Company Plan shall reduce the benefits accrued or benefit distribution elections made by any participant thereunder without the participant's consent. During the period commencing at the Effective Time and ending on the first anniversary (and the third anniversary in the case of the Company's Supplemental Executive Retirement Plan) thereof, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain and honor, in accordance with the terms thereof in effect as of the date hereof or as amended by the Company after the date hereof with the prior written consent of Parent (as applied only to Continuing Employees), the Company's Supplemental Executive Retirement Plan, Restoration of Retirement Income Plan, Supplemental Thrift Plan and Severance Plan.

            (i) Except as set forth in Section 6.18(i) of the Company Disclosure Letter, for purposes of any Plan maintained by Parent, the Surviving Corporation or any Subsidiary of Parent (collectively, the "PARENT PLANS"), Parent and the Surviving Corporation shall, and Parent shall cause its Subsidiaries to, recognize (or cause to be recognized) the service of a Continuing Employee with the Company and its Subsidiaries and any predecessor entities completed prior to the Effective Time (and any other service credited by the Company under corresponding Company Plans previously provided to Parent and as described in Section 5.2(h)(vi) of the Company Disclosure Letter and additional service which, as set forth in
Section 6.18(i) of the Company Disclosure Letter, the Company is obligated to credit with respect to actual service rendered after the Effective Date) for purposes of vesting, eligibility to participate in and calculation of any severance or vacation entitlement under those Parent Plans in which such Continuing Employee becomes a participant after the Effective Time to the extent that such service was recognized by the Company and its Subsidiaries under the corresponding Company Plan in which such Continuing Employee was a participant immediately prior to the Effective Time; provided, however, that such service shall not be credited to the extent that it would result in a duplication of benefits with respect to the same periods of service.

            (j) From and after the Effective Time, if any Continuing Employee becomes a participant in a Plan of Parent that is a medical, dental or other health plan, Parent and the Surviving Corporation shall, and Parent shall cause its Subsidiaries to, waive any pre-existing condition limitations applicable to the Continuing Employee that were covered under the Company Plan in which the Continuing Employee was a participant immediately prior to his commencement of participation in such Plan of Parent and credit any deductibles and out-of-pocket expenses that are applicable to the Continuing Employee and are incurred by the Continuing Employee and his or her beneficiaries during the portion of the calendar year prior to his or her commencement of participation in such Plan of Parent.

            (k) The provisions of this Section 6.18 shall not create in any employee or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries.

            (l) Prior to or within fourteen business days following execution of this Agreement, the Company shall amend the Benefit Trust Agreement made as of February 8, 2001 between the Company and The Chase Manhattan Bank and take all other actions necessary or appropriate to eliminate any requirement thereunder that any funds, assets or other property be deposited in or otherwise transferred to the trust under such Benefit Trust Agreement to fund any obligations thereunder or for any other purpose; provided, however, such funding shall be required in connection with a "change in control" of Parent or the Surviving Corporation (each as defined in Section 6.18(l) of the Company Disclosure Letter) after the Merger.

            (m) The Company shall take such action as is necessary to cause a new "date of exercise," within the meaning of the Company's 1998 Employee Stock Purchase Plan, as amended and restated effective as of November 2, 2000 (the "COMPANY STOCK PURCHASE PLAN"), to be established that will cause the option period under such Company Stock Purchase Plan in effect immediately prior to the Effective Date to terminate as of a date that is no later than three business days prior to the Effective Date; provided that such change in the option period shall be conditioned upon the consummation of the Merger. On such new date of exercise in accordance with exercise made by the participant, the Company shall apply the funds credited as of such date under the Company Stock Purchase Plan within each participant's payroll deductions account to the purchase of whole Common Shares in accordance with the terms of the Company Stock Purchase Plan. Any amount remaining in each participant's payroll deductions account shall be refunded to the participant. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company Stock Purchase Plan.

            6.19 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the transactions contemplated by Article I, Article IV or Section 6.18 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

            6.20 Coordination of Dividends. Subject to the provisions of
Section 6.1(b)(iii)(C) and Section 6.2(b)(iii)(C), as applicable, from the date of this Agreement until the Closing Date, each of Parent and the Company shall continue to pay cash dividends on the Parent Ordinary Shares and Common Shares, as applicable, in the ordinary course, consistent with past practice. Notwithstanding the foregoing, not less than 15 days prior to the date which the parties reasonably agree in good faith is the anticipated Closing Date taking into account, if applicable, the proviso to
Section 1.2 (the "ESTIMATED CLOSING DATE"), the Company shall, to the extent permitted by applicable Law, declare a cash dividend (the "EQUALIZATION DIVIDEND") on the Common Shares in an amount per share equal to the Dividend Differential, such dividend to be payable to holders of record of Common Shares on a record date not less than three days prior to the Closing Date and such dividend to be paid at least one Business Day prior to the Closing Date. For purposes of this Agreement, "DIVIDEND DIFFERENTIAL" shall mean the excess (calculated in US dollars), if any, of
(x) the aggregate amount of the cash dividends per share that a holder of a Common Share would have received (or been entitled to receive upon the occurrence of the relevant payment date whether or not such date falls before, on or after the Estimated Closing Date) had the Effective Date been the date of this Agreement and such holder received the Merger
Consideration in respect of such share in the form of Parent Ordinary
Shares (rounding to the nearest Pound .01) on the date of this Agreement and held such Merger Consideration until the Estimated Closing Date, over (y) the aggregate amount of the cash dividends per share that a holder of a Common Share would have received (or been entitled to receive upon the occurrence of the relevant payment date whether or not such date falls before, on or after the Estimated Closing Date) had such holder held such Common Share from the date of this Agreement until the Estimated Closing Date (without taking account of the Equalization Dividend). For purposes of calculating the Dividend Differential, each dividend paid by Parent on Parent Ordinary Shares which was denominated in pounds sterling shall be converted into equivalent US dollar amounts using the spot rate of exchange (as published in The Wall Street Journal (National Edition) or, if not reported therein, such other generally-recognized authoritative source as is mutually acceptable to the parties) on the date such dividend was paid by Parent (or if such dividend has not yet been paid on the last Business Day preceding the date of declaration of the Equalization Dividend, and rounded to the nearest $.01) and no interest on any amount shall be deemed paid or accrued. When calculating the Dividend Differential it shall be assumed that the amount of a cash dividend per share in each of (x) and
(y), above, is the amount of such cash dividend prior to any withholding
Tax being levied and exclusive of any applicable United Kingdom Tax credit. The Equalization Dividend shall be paid exclusively from the assets held by the Company and its Subsidiaries prior to the Merger and shall not be funded, directly or indirectly, by Parent or any of its affiliates. Following determination of the Estimated Closing Date, Parent and the Company shall not declare any dividend on the Common Shares and Parent Ordinary Shares, as applicable (other than (1) the Equalization Dividend and (2) any Parent dividend which by agreement of the parties has been taken into account in calculating the Dividend Differential as if the record date shall have already occurred but which has not yet been declared by Parent but is anticipated to be declared with a record date prior to the Effective Time), which dividend has a record date prior to the Effective Date.

            6.21 Deposit Agreement and Shareholder Meetings.

            (a) Parent shall, at or prior to the Effective Time, enter into an amendment to the Deposit Agreement with the Depositary to (i) require that Parent deliver to the Depositary for mailing, and if so delivered, the Depositary shall mail or cause to be mailed, to the registered holders of Parent Depositary Shares any reports mailed or otherwise distributed to holders of Parent Ordinary Shares, (ii) allow holders of Parent Depositary Shares to instruct the Depositary to vote its Parent Depositary Shares in a particular fashion, and (iii) give effect, to the extent necessary, to the amendments to Parent's articles of association described in Section 6.5(a)(vi) above. The form and substance of this amendment shall be reasonably satisfactory to the Company. Following the Effective Time, Parent shall allow holders of Parent Depositary Shares to participate in rights offerings on the same terms as holders of Parent Ordinary Shares.

            (b) Subject to applicable Law, Parent shall study and consider whether to adopt procedures after the Effective Time to enable United States holders of Parent Depositary Shares to attend and, at the invitation of the Chairman, speak (but not vote) by means of video conference, conference telephone or other similar communications equipment, at any shareholder meeting of Parent held in the United Kingdom.

            6.22 Merger Accounting. From and after the date hereof and until the Effective Time, except as required by applicable Law and subject to the other provisions of Article VI, none of Parent, the Company, or any of their respective Subsidiaries shall, and each of Parent and the Company shall use commercially reasonable best efforts to cause other affiliates over which they exercise control not to, knowingly take any action, or knowingly fail to take any action, that is reasonably likely to adversely affect the ability of Parent to account for the Merger using merger accounting under the Companies Act and U.K. GAAP.

            6.23 Qualification of the Fund Clients; Fund Client Boards. Subject to applicable fiduciary duties to the Fund Clients, the Company will use commercially reasonable best efforts to cause the Fund Clients not to take action (i) that would prevent any Fund Client from qualifying as a "regulated investment company," within the meaning of section 851 of the Code, or (ii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials.

            6.24 Transfer Taxes. All stamp, transfer, or documentary taxes or other Taxes payable by the Surviving Corporation under this Agreement in connection with the Merger or the issuance of the Merger Consideration (including, without limitation, all amounts described in the last two sentences of Section 4.1(b)(i) above) shall be paid by the Surviving Corporation exclusively out of assets held by the Company prior to the Merger. Parent and its affiliates will not provide, directly or indirectly, any funding for the payment of any such amounts.

            6.25 Parent Allotment Resolution. Parent shall, at the Closing, deliver a resolution duly passed by the board of directors of Parent and in a form reasonably acceptable to the Company, allotting (subject to the receipt of duly completed and validly executed letters of transmittal together with Certificate(s) in the proper form required by the letter of transmittal) all Parent Ordinary Shares which are required to be allotted pursuant to Section 4.1(a) and Section 6.18 of this Agreement.

            6.26 Report and Valuation. Unless Parent and the Company agree otherwise, Parent shall procure that each Person to whom Parent Ordinary Shares are to be allotted pursuant to the provisions of this Agreement shall receive a copy of a valuation report in accordance with the requirements of Section 103 of the Companies Act prior to such allotment being made.

            6.27 Dividend Reinvestment Plan. From and after the date hereof, the Company will satisfy its obligations under the Company's Dividend Reinvestment and Stock Purchase Plan only with Common Shares acquired in open market purchases and not with Common Shares held in treasury.

                                ARTICLE VII

                                 CONDITIONS

            7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Shareholder Approval. The Company Requisite Vote and the approval of the Parent shareholders of the resolutions referred to in clauses (i), (iii), (iv) and (v) of Section 6.5(a) (the "PARENT VOTES") shall have been obtained.

            (b) Exchange Listing. The Parent Ordinary Shares issuable to holders of Common Shares (including Company Restricted Shares) and Adjusted Options pursuant to this Agreement shall have been approved for admission or admitted to listing on the Official List of the UKLA and approved for admission or admitted to trading by the LSE in accordance with the rules and regulations of the UKLA and the LSE, respectively, and such Parent Ordinary Shares and related Parent Depositary Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

            (c) Regulatory Consents. (i) The waiting periods applicable to the consummation of the Merger under (A) the HSR Act and (B) applicable Insurance Laws shall have expired or been terminated, (ii) confirmation having been received by Parent from the United Kingdom Office of Fair Trading or the appropriate United Kingdom government minister, in terms reasonably satisfactory to Parent and the Company, that the United Kingdom Secretary of State for Trade and Industry does not intend to refer the transactions contemplated by this Agreement, or any matters arising therefrom, to the United Kingdom Competition Commission (iii) the transactions contemplated hereby shall have been approved by the OTS or the parties shall have mutually determined that no such approval is required,
(iv) solely to the extent required by a change in applicable Law or the interpretation of applicable Law by a United Kingdom court or tribunal or a change in structure of the transaction as permitted by Section 1.4 hereof, in each case occurring after the date hereof, any special consent of H.M. Treasury pursuant to Section 765 of the Income and Corporation Taxes Act 1988 with respect to the transactions contemplated by this Agreement shall, if required by Law, have been obtained in a form reasonably satisfactory to Parent and the Company, and (v) other than the filing provided for in
Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries or affiliates, or the Depositary (and, as applicable, its parent undertakings) or any custodian under the Deposit Agreement with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries or affiliates or the Depositary (or, as applicable, its parent undertakings) or any custodian under the Deposit Agreement from, any Governmental Entity ((i) through (v) collectively, "GOVERNMENTAL CONSENTS"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (other than Governmental Consents the failure of which to expire, to terminate or to be obtained or made is not reasonably likely to result, individually or in the aggregate, in the imposition on Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates, or the Depositary (or, as applicable, its parent undertakings) or any custodian under the Deposit Agreement, of a criminal penalty or material civil penalties) shall have been made or obtained (as the case may be), and no such Governmental Consent shall impose a Burdensome Condition; provided, however, that no party that has previously agreed to accept a particular Burdensome Condition in respect of a Governmental Consent shall be permitted to assert the existence of such Burdensome Condition as a reason for the failure of the condition set forth in this Section 7.1(c) to be satisfied.

            (d) Governmental Orders or Proceedings. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER"), and there shall not be any pending proceeding by any Governmental Entity seeking to impose criminal penalties or material civil penalties in connection therewith; provided, however, that, subject to Section 6.6(a), no party which has not used its commercially reasonable best efforts to (i) prevent the entry of any such Order or (ii) defend against and reasonably promptly appeal any such Orders or penalties that may be entered shall be entitled to terminate this Agreement by reason of the non-satisfaction of this Section 7.1(d).

            (e) Form F-4. The Form F-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceeding for that purpose shall have been initiated or been threatened, by the SEC.

            (f) Accountants Letter. In the event that the Company Proxy Statement or the Parent Documents contain pro forma financial information based upon merger accounting treatment under U.K. GAAP and an Accounting Determination shall not have been made, then Parent and the Company shall have received from KPMG Audit plc, independent auditors for Parent, letters, dated the date of or shortly prior to each of the mailing date of the Parent Documents and the Effective Date, stating its opinion that the Merger will qualify for merger accounting under U.K. GAAP.

            7.2 Conditions to Obligations of Parent, HDP and Merger Sub. The obligations of Parent, HDP and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

            (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties contained herein of the Company shall be true and correct as of the date of this Agreement and at the Closing with the same effect as though all such representations and warranties had been made at the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.1, (ii) the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement at or prior to the Effective Time shall, taken as a whole, have been duly performed and complied with in all material respects (disregarding for these purposes references to materiality in specific agreements and covenants); provided, that the covenants and agreements contained in Sections 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(c)(i), and 6.20 shall, each taken individually, have been complied with in all meaningful respects, and (iii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company, dated the Closing Date, to the effect set forth in clauses (i) and
(ii) of this Section 7.2(a).

            (b) Consents. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under those Contracts specified in Section 7.2(b) of the Company Disclosure Letter and no such consent shall impose any Burdensome Condition.

            (c) Tax Opinion. Parent shall have received the opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Parent, dated the Closing Date, substantially to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, Cleary, Gottlieb, Steen & Hamilton may rely upon and require (x) such certificates of the Company and Parent as are customary for such opinions, including certificates substantially in the form of Exhibits B and C, and
(y) the U.S. Tax Ruling. The opinion may assume that any shareholder who is a "five-percent transferee shareholder" with respect to Parent within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in United States Treasury Regulations
Section 1.367(a)-3(c)(1)(iii)(B).

            7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

            (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties contained herein of Parent shall be true and correct as of the date of this Agreement and at the Closing with the same effect as though all such representations and warranties had been made at the Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.1, (ii) the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement at or prior to the Closing shall, taken as a whole, have been duly performed and complied with in all material respects (disregarding for these purposes references to materiality in specific agreements and covenants); provided, that the covenants and agreements contained in Sections 6.2(b)(ii), 6.2(b)(iii), 6.2(b)(iv), 6.2(c)(i), 6.14, 6.18 and
6.20 shall, each taken individually, have been complied with in all meaningful respects, and (iii) the Company shall have received a certificate signed by the Chief Financial Officer of Parent, dated the Closing Date, to the effect set forth in clauses (i) and (ii) of this
Section 7.3(a).

            (b) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, substantially to the effect that (i) the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to Parent by a shareholder of the Company pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon and require
(x) such certificates of the Company and Parent as are customary for such opinions, including certificates substantially in the form of Exhibits B and C and (y) the U.S. Tax Ruling. The opinion may assume that any shareholder who is a "five-percent transferee shareholder" with respect to Parent within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will file the agreement described in United States Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B).

            (c) New Directors. The New Directors shall have been duly elected or appointed as directors of Parent from and after the Effective Time (the "DIRECTOR REQUIREMENT") in accordance with Section 6.14 above.

                               ARTICLE VIII

                                TERMINATION

            8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

            8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by December 31, 2001, whether such date is before or after the date of approval by the shareholders of Parent or the Company (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this
Section 8.2(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time; provided, further, that the Termination Date may be extended not more than thirty (30) days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in
Section 7.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period; (ii) any order of any Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, whether before or after the approval by the shareholders of Parent or the Company; provided, that, the party seeking to terminate this Agreement pursuant to this Section 8.2(ii) shall have used commercially reasonable best efforts to prevent the entry of and to remove such order; (iii) the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor, including any adjournments or postponements thereof; or
(iv) the Parent Vote shall not have been obtained at a meeting duly convened therefor, including any adjournments or postponements thereof; provided, that, the right to terminate this Agreement pursuant to Section 8.2(iii) or 8.2(iv) shall not be available to the Company or Parent if it has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure of the Merger to be consummated or of any condition thereof not to be satisfied; provided, further, that any termination by the Company pursuant to Section 8.2(iii) shall be subject to payment to Parent of the Company Termination Amount pursuant to Section 8.6(c), if applicable, and that any termination by Parent pursuant to Section 8.2(iv) shall be subject to payment to the Company of the Parent Termination Amount pursuant to Section 8.7(c), if applicable.

            8.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company, if:

            (i) the board of directors of Parent shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger and/or any of the other matters subject to the Parent Votes (subject to the penultimate sentence of Section 6.5(b));

            (ii) Parent or its board of directors (A) shall breach its obligations under Section 6.3 or (B) shall recommend an Acquisition Proposal to its shareholders as described in clause (iii) of the proviso to
Section 6.3(a);

            (iii) there shall be a breach by Parent of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3(a) and which breach cannot be cured or has not been cured by the earlier of
(x) 20 Business Days after the giving of written notice to Parent of such breach and (y) the Termination Date; or

            (iv) as the "Withdrawing Party," pursuant to the last sentence of Section 6.5(b).

            8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of Parent referred to in Section 7.1(a), by action of the board of directors of Parent, if:

            (i) the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger (subject to the penultimate sentence of Section 6.5(b));

            (ii) the Company or its board of directors (A) shall breach its obligations under Section 6.3 or (B) shall recommend an Acquisition Proposal to its shareholders as described in clause (iii) of the proviso to
Section 6.3(a);

            (iii) there shall be a breach by the Company of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in
Section 7.2(a) and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to the Company of such breach and (y) the Termination Date; or

            (iv) as the "Withdrawing Party" pursuant to the last sentence of Section 6.5(b).

            8.5 Effect of Termination and Abandonment.

            (a) The party desiring to terminate this Agreement pursuant to Sections 8.2, 8.3 or 8.4 shall give written notice of such termination to the other party in accordance with Section 9.6, specifying the provision pursuant to which such termination is effected.

            (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall relieve any party hereto of any liability for damages resulting from any intentional and material breach of this Agreement or from any obligation to pay, if applicable, the amounts payable pursuant to Sections 8.6 or 8.7.

            8.6 Company Termination Payment.

            (a) In the event that a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by Parent pursuant to Section 8.4(iii) as a result of an intentional breach by the Company of any representation, warranty, covenant or agreement, then the Company shall pay to Parent a termination payment equal to $600,000,000 (the "COMPANY TERMINATION AMOUNT"), by wire transfer of immediately available funds. Such Company Termination Amount shall be paid promptly and, in any event, within two Business Days after the date of such termination.

            (b)   In the event that:

            (i) a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by Parent pursuant to Section 8.4(i) (which clause relates to the board of directors of the Company withdrawing or modifying its recommendation of the Merger);

            (ii) this Agreement is terminated by Parent pursuant to Section 8.4(ii)(A) (which clause relates to a breach under the "no solicitation" or related obligations under Section 6.3);

            (iii) this Agreement is terminated by Parent pursuant to
Section 8.4(ii)(B) by reason of the Company or the board of directors of the Company recommending an Acquisition Proposal to its shareholders pursuant to clause (iii) of the proviso to Section 6.3(a); or

            (iv) a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by the Company pursuant to Section 8.3(iv);

            then, in any such event, (A) the Company shall promptly (and in any event within two Business Days) following such termination, pay Parent, by wire transfer of immediately available funds, an initial termination payment equal to three-fifths (3/5) of the Company Termination Amount, and
(B) if, prior to or within nine (9) months following any such termination,
(x) the Company executes and delivers an agreement with respect to an Acquisition Proposal, or (y) the board of directors of the Company recommends a third-party tender offer or exchange offer for the Common Shares, or (z) an Acquisition Proposal with respect to the Company is consummated, then, upon the occurrence of the first such event described in clause (x), (y) or (z) (a "POST-TERMINATION COMPANY ACQUISITION PROPOSAL EVENT"), the Company shall also promptly (and in any event within two Business Days after such event) pay Parent, by wire transfer of immediately available funds, an additional amount equal to two-fifths (2/5) of the Company Termination Amount.

            (c) In the event that a Pre-Termination Acquisition Proposal Event with respect to the Company shall have occurred and this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(iii) (which clause relates to failure to obtain the Company Requisite Vote), then:

                (A) the Company shall promptly (and in any event within two Business Days) following such termination, pay Parent, by wire transfer of immediately available funds, an initial termination payment equal to

                     (x) if at the time of, or at any time within 10
            Business Days prior to, the Company Shareholder Meeting, the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger or recommended an Acquisition Proposal to its shareholders pursuant to clause (iii) of the proviso to Section 6.3(a) (either of such actions, a "COMPANY ADVERSE ACTION"), three-fifths (3/5) of the Company Termination Amount, or

                     (y) if such a Company Adverse Action shall not have
            occurred, one-third (1/3) of the Company Termination Amount, and

                (B) if, prior to or within nine (9) months following any such termination a Post-Termination Company Acquisition Proposal Event shall have occurred, the Company shall also promptly (and in any event within two Business Days after such event) pay Parent, by wire transfer of immediately available funds, an additional amount equal to the applicable remaining balance of the Company Termination
      Amount.

            (d) The Company acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.6 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.6, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Company Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus one (1) percent per annum. For the avoidance of doubt, approval by the shareholders of the Company shall not be a condition to the payment of any amount specified in this Section 8.6.

            8.7 Parent Termination Payment.

            (a) In the event that a Pre-Termination Acquisition Proposal Event with respect to Parent shall have occurred and this Agreement is terminated by the Company pursuant to Section 8.3(iii) as a result of an intentional breach by Parent of any representation, warranty, covenant or agreement, then Parent shall pay to the Company a termination payment equal to (pound)236,000,000 (the "PARENT TERMINATION AMOUNT"), by wire transfer of immediately available funds. Such Parent Termination Amount shall be paid promptly and, in any event, within two Business Days after the date of such termination.

            (b) In the event that:

            (i) a Pre-Termination Acquisition Proposal Event with respect to Parent shall have occurred and this Agreement is terminated by the Company pursuant to Section 8.3(i) (which clause relates to the board of directors of Parent withdrawing or modifying its recommendation of the Merger and/or any of the other matters subject to the Parent Votes);

            (ii) this Agreement is terminated by the Company pursuant to
Section 8.3(ii)(A) (which clause relates to a breach under the "no solicitation" or related obligations under Section 6.3);

            (iii) this Agreement is terminated by the Company pursuant to
Section 8.3(ii)(B) by reason of Parent or the board of directors of Parent recommending an Acquisition Proposal to its shareholders pursuant to clause
(iii) of the first proviso to Section 6.3(a); or

            (iv) a Pre-Termination Acquisition Proposal Event with respect to Parent shall have occurred and this Agreement is terminated by Parent pursuant to Section 8.4(iv);

            then, in any such event, (A) Parent shall promptly (and in any event within two Business Days) following such termination, pay the Company, by wire transfer of immediately available funds, an initial termination payment equal to three-fifths (3/5) of the Parent Termination Amount, and (B) if, prior to or within nine (9) months following any such termination, (x) Parent executes and delivers an agreement with respect to an Acquisition Proposal, or (y) the board of directors of Parent recommends a third-party tender offer or exchange offer for the Parent Ordinary Shares, or (z) an Acquisition Proposal with respect to Parent is consummated, then, upon the occurrence of the first such event described in clause (x), (y) or (z) (a "POST-TERMINATION PARENT ACQUISITION PROPOSAL EVENT") Parent shall also promptly (and in any event within two Business Days after such event) pay the Company, by wire transfer of immediately available funds, an additional amount equal to two-fifths (2/5) of the Parent Termination Amount.

            (c) In the event that a Pre-Termination Acquisition Proposal Event with respect to Parent shall have occurred and this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(iv) (which clause relates to failure to obtain the Parent Vote), then:

                (A) Parent shall promptly (and in any event within two Business Days) following such termination, pay the Company, by wire transfer of immediately available funds, an initial termination payment equal to

                     (x) if at the time of, or at any time within 10
            Business Days prior to, the Parent Shareholder Meeting, the Board of Directors of Parent shall have withdrawn or adversely modified its approval or recommendation to shareholders of the Merger or recommended an Acquisition Proposal to its shareholders pursuant to clause (iii) of the first proviso to
            Section 6.3(a) (either of such actions, a "PARENT ADVERSE ACTION"), three-fifths (3/5) of the Parent Termination Amount, or

                     (y) if such a Parent Adverse Action shall not have
            occurred, one-third (1/3) of the Parent Termination Amount, and

                (B) if, prior to or within nine (9) months following any such termination a Post-Termination Parent Acquisition Proposal Event shall have occurred, Parent shall also promptly (and in any event within two Business Days after such event) pay the Company, by wire transfer of immediately available funds, an additional amount equal to the applicable remaining balance of the Parent Termination Amount.

            (d) Parent acknowledges that the agreements contained in this
Section 8.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this Section 8.7, and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the payment set forth in this Section 8.7, Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Parent Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus one (1) percent per annum. For the avoidance of doubt, approval by the shareholders of Parent shall not be a condition to the payment of any amount specified in this Section 8.7.

            8.8 Pre-Termination Acquisition Proposal Event. For purposes of Sections 8.6 and 8.7, a "PRE-TERMINATION ACQUISITION PROPOSAL EVENT" shall be deemed to occur with respect to the Company or Parent, as applicable, if, at any time prior to the event giving rise to the relevant right to terminate this Agreement, (i) a bona fide Acquisition Proposal shall have been made known to the Company or Parent, as applicable, or any of its Subsidiaries or made directly to its shareholders generally or (ii) any Person shall have publicly announced a bona fide intention (whether or not conditional) to make an Acquisition Proposal and, in the case of clause (i) or (ii), such Acquisition Proposal or announcement of intention shall not have been irrevocably withdrawn.

                                ARTICLE IX

                         MISCELLANEOUS AND GENERAL

            9.1 Survival. Article IV, this Article IX and the agreements of the Company and Parent contained in Sections 6.9, 6.11, 6.12, 6.14, 6.17, 6.18, 6.21, 6.24 and 6.26 shall survive the consummation of the Merger. This Article IX, the agreements of the Company and Parent contained in the last sentence of Section 6.7, Section 6.11, Sections 8.5, 8.6 and 8.7 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. If the Effective Time occurs, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            9.2 Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the approval of the plan of merger at the Company Shareholder Meeting, there shall not be made any amendment (including, without limitation, pursuant to Section 1.4 or Section 9.12) that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders; provided, further, that after the approval by Parent shareholders of the matters to be approved at the Parent Shareholder Meeting, there shall not be made any amendment (including, without limitation, pursuant to Section 1.4 or Section 9.12) that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders.

            9.3 Waiver. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived prior to the Effective Time by such party in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE, EXCEPT THAT THE PROVISIONS OF THE TBCA APPLICABLE TO THE MERGER AND THIS AGREEMENT SHALL GOVERN THE MERGER AND ARTICLES I THROUGH IV AND SECTIONS 6.3, 6.5, 9.2 AND 9.3 OF THIS AGREEMENT TO THE EXTENT MANDATORILY REQUIRED THEREBY. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

            9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

            if to Parent:

            Prudential plc
            Laurence Pountney Hill
            London EC4R 0HH
            United Kingdom
            Attention: Group Legal Services Director and Group Secretary
            Facsimile: 44-20-7548-3191

            with a copy to:

            Victor I. Lewkow, Esq.
            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY 10006
            Facsimile: (212) 225-3999

            and to:

            Graham Nicholson, Esq.
            Freshfields Bruckhaus Deringer
            65 Fleet Street
            London EC4Y 1HS
            United Kingdom
            Facsimile: 44-20-7832-7001

            if to the Company:

            American General Corporation
            2929 Allen Parkway
            42nd Floor
            Houston, TX 77019
            Attention: General Counsel
            Facsimile: (713) 831-1094

            with a copy to:

            Alan C. Myers, Esq.
            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, NY 10036
            Facsimile: (212) 735-2000

            and to:

            William Underhill, Esq.
            Slaughter and May
            35 Basinghall Street
            London EC2V 5DB
            United Kingdom
            Facsimile: 44-20-7600-0289

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

            9.7 Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated February 5, 2001, as amended on February 23, 2001, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

            9.8 No Third Party Beneficiaries. Except for the provisions of
Article IV and Section 6.12, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including HDP or Merger Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.

            9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise stated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns; provided, that no representation made with respect to any Company Report or Parent Report filed prior to the date hereof shall be deemed modified by the filing of any amendment thereto after the date hereof by operation of this sentence.

            9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, subject to Section 6.17, Parent and HDP may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary of Parent to effect the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.


            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    AMERICAN GENERAL CORPORATION


                                    By: /s/ Robert M. Devlin
                                        --------------------------------
                                        Name:  Robert M. Devlin
                                        Title: President and CEO


                                    HOLBORN DELAWARE PARTNERSHIP


                                    By: /s/ Peter Maynard
                                        --------------------------------
                                        Name:  Peter Maynard
                                        Title: Authorised Representative


                                    ASCEND MERGER CORP.


                                    By: /s/ John Smitherman Cairns
                                        --------------------------------
                                        Name:  John Smitherman Cairns
                                        Title: President


                                    PRUDENTIAL PLC


                                    By: /s/ Jonathan Bloomer
                                        --------------------------------
                                        Name:  Jonathan Bloomer
                                        Title: Group Chief Executive